    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 1999
                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   IDT, INC.

             (Exact name of registrant as specified in its charter)

         PENNSYLVANIA                       339110                 25-1694487
  (State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
Incorporation or organization)   Classification Code Number)     Identification
                                                                      No.)

                             2275 SWALLOW HILL ROAD
                                 BUILDING 2500
                         PITTSBURGH, PENNSYLVANIA 15220
                                 (412) 279-8715

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and principal place of business)

                                 GLENN KEELING
                            CHIEF EXECUTIVE OFFICER
                                   IDT, INC.
                             2275 SWALLOW HILL ROAD
                                 BUILDING 2500
                              PITTSBURGH, PA 15220
                                 (412) 279-8715
                                  WWW.IDT.COM

                     (Name, address, of agent for service)
                           --------------------------

                                   COPIES TO:

   THOMAS E. SWEENEY, JR., ESQ.                M. KATHRYN SWEENEY, ESQ.
    Meyer, Unkovic & Scott LLP                     7300 Penn Avenue
       1300 Oliver Building                 Pittsburgh, Pennsylvania 15208
  Pittsburgh, Pennsylvania 15222     and       Telephone: (412) 731-1000
     Telephone: (412) 456-2800                 Facsimile: (412) 731-9190
     Facsimile: (412) 456-2864

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier registration statement for the same offering. / /

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED(*)       PER SHARE           PRICE(**)        REGISTRATION FEE
Common Stock................................      6,665,000             $3.00            $19,995,000          $5,558.61

 (*) Includes 4,520,000 shares registered by IDT to cover outstanding warrants;
     135,000 shares of unregistered stock and 2,000,000 shares of stock to be issued by IDT to public investors.

 (**) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
                           --------------------------

     THE REGISTRANT MAY AMEND THIS REGISTRATION STATEMENT ON THOSE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   IDT, INC.
        (CROSS REFERENCE OF THE REGISTRATION STATEMENT ITEM TO THE PAGE IN THE PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-1)

                                                                                                        PAGE
                                                                                                        NUMBER
                                                                                                         IN
REGISTRATION STATEMENT ITEMS IN FORM S-1                                                                PROSPECTUS
------------------------------------------------------------------------------------------------------  ----
PART I.  INFORMATION REQUIRED IN PROSPECTUS

       1.  Forepart of Registration Statement and Outside Front Cover Page of Prospectus..............

       2.  Inside Front and Outside Back Cover Pages of the Prospectus................................

       3.  Summary Information, Risk Factors and Ratio of Earnings to Fixed Changes...................

       4.  Use of Proceeds............................................................................

       5.  Determination of Offering Price............................................................

       6.  Dilution...................................................................................

       7.  Selling Security Holders...................................................................

       8.  Plan of Distribution.......................................................................

       9.  Description of Securities to be Registered.................................................

      10.  Interests of Named Experts and Counsel.....................................................

      11.  Information with Respect to the Registrant.................................................

      12.  Disclosure of Commission Position on Indemnification for Securities Act Liabilities........

  Financial Statements................................................................................

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

      13.  Other Expenses of Issuance and Distribution................................................

      14.  Indemnification of Directors and Officers..................................................

      15.  Recent Sales of Unregistered Securities....................................................

      16.  Exhibits and Financial Statement Schedules.................................................

      17.  Undertakings...............................................................................

  Index to Exhibits...................................................................................

                  SUBJECT TO COMPLETION, DATED AUGUST 17, 1999

                             PRELIMINARY PROSPECTUS

                                   IDT, INC.

                                  COMMON STOCK
                    SALE OF 2,000,000 SHARES OF STOCK BY IDT
                 RESALE OF 135,000 SHARES OF OUTSTANDING STOCK
            ISSUANCE OF 4,520,000 SHARES OF STOCK TO WARRANT HOLDERS

                               ------------------

     This is our initial public offering of common stock. No public market currently exists for our common stock. We are selling these shares directly and through brokers, but not through an underwriter. We intend to list our shares on the OTC Bulletin Board. We don't have a listing symbol at this time. We estimate
that the initial offering price to the public will be approximately $      per
share. We will use the money received from selling the stock when we receive it--there is no minimum that must be sold before we can use the proceeds.

                                                                              PER SHARE             TOTAL
Initial offering price to the public....................................          $                   $
Commissions.............................................................          $                   $
Proceeds to IDT.........................................................          $                   $

     INVESTING IN OUR STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
(PAGE   ).

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF OUR SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT'S ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

     Until             , 2000, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus.

     THE INFORMATION IN THIS PROSPECTUS ISN'T COMPLETE. IT MIGHT CHANGE. WE'RE NOT ALLOWED TO SELL THE COMMON STOCK OFFERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT WE HAVE FILED WITH THE SEC BECOMES EFFECTIVE. THIS PROSPECTUS ISN'T AN OFFER TO SELL OUR COMMON STOCK, AND DOESN'T SOLICIT OFFERS TO BUY, IN ANY STATE WHERE THE OFFER OR SALE ISN'T PERMITTED.

                            ------------------------

                                August 17, 1999

                               TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                 ---------
       1.  SUMMARY OF THE OFFERING.............................................................................          4
      1.1  Our Company.........................................................................................          4
      1.2  Our Product Development.............................................................................          4
      1.3  Growth Strategy.....................................................................................          4
      1.4  The Offering........................................................................................          5
      1.5  Selected Financial Data.............................................................................          5

       2.  RISK FACTORS........................................................................................          6
      2.1  Risks Associated With Our Financial Position........................................................          6
      2.2  Risks Associated With Product Development...........................................................          7
      2.3  Risks Associated With Management....................................................................          8
      2.4  Other Factors Which May Adversely Affect Our Financial Results......................................          9
      2.5  Other Factors Which May Adversely Affect Our Common Stock...........................................          9

       3.  USE OF PROCEEDS.....................................................................................         12

       4.  CAPITALIZATION......................................................................................         13

       5.  DILUTION............................................................................................         14

       6.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............         15
      6.1  Overview............................................................................................         15
      6.2  Results of Development..............................................................................         15
      6.3  Liquidity and Capital Resources.....................................................................         16
      6.4  Certain Transactions................................................................................         16

       7.  OUR COMPANY.........................................................................................         17
      7.1  Background..........................................................................................         17
      7.2  Development and Operations..........................................................................         18
      7.3  Marketing Strategy--ThermoChem and Disposables......................................................         22
      7.4  Clinical Trials.....................................................................................         23
      7.5  Joint Ventures......................................................................................         24
      7.6  Patents.............................................................................................         26
      7.7  Manufacturing and Distribution......................................................................         27
      7.8  Certain Relationships and Transactions..............................................................         27
      7.9  Government Regulations..............................................................................         28

       8.  OUR MANAGEMENT......................................................................................         30
      8.1  Directors and Executive Officers....................................................................         30
      8.2  Medical Advisory Board..............................................................................         31
      8.3  Compensation........................................................................................         31

       9.  PRINCIPAL STOCKHOLDERS..............................................................................         32

      10.  DESCRIPTION OF SECURITIES...........................................................................         33

      11.  STOCK ELIGIBLE FOR FUTURE SALE......................................................................         33
     11.1  In General..........................................................................................         33
     11.2  Sales of Restricted Securities......................................................................         33
     11.3  Effects on Market for Stock.........................................................................         34

      12.  SELLING STOCKHOLDERS, INCLUDING WARRANT HOLDERS.....................................................         35

                                                                                                                   PAGE
                                                                                                                 ---------
      13.  PLAN OF DISTRIBUTION................................................................................         38
     13.1  Purchase of Stock...................................................................................         38
     13.2  Acceptance of Subscriptions.........................................................................         38
     13.3  Best Efforts, No Minimum Basis......................................................................         38
     13.4  Determination of Offering Price.....................................................................         38

      14.  LEGAL PROCEEDINGS...................................................................................         39

      15.  LEGAL MATTERS.......................................................................................         39

      16.  EXPERTS.............................................................................................         39

      17.  INDEMNIFICATION OF DIRECTORS AND OFFICERS...........................................................         39

      18.  ADDITIONAL INFORMATION..............................................................................         40

FINANCIAL STATEMENTS...........................................................................................        F-1

1.   SUMMARY OF THE OFFERING

     THIS SUMMARY HIGHLIGHTS IMPORTANT INFORMATION ABOUT OUR BUSINESS AND THIS OFFERING. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. PLEASE READ THE ENTIRE PROSPECTUS.

1.1  OUR COMPANY

     We are developing products and conducting clinical trials of a patented new medical treatment system. Our product facilitates hyperthermia therapy, which may be effective in treating certain types of cancers. Our treatment system and its related disposables are known as the ThermoChem System. We are developing ThermoChem in conjunction with HemoCleanse, Inc., an Indiana corporation. Our clinical trials of the system must be pre-approved by the U.S. Food and Drug Administration (FDA).

1.2  OUR PRODUCT DEVELOPMENT

     The ThermoChem system delivers perfusion-induced hyperthermia, a form of whole-body hyperthermia, for treatment of patients suffering from HIV and metastatic non-small cell lung cancer. A component of the ThermoChem system, the ThermoChem-HT, is also used to administer regional hyperthermia in combination with surgery and chemotherapy for treatment of patients with advanced gastrointestinal and ovarian cancers. Regional hyperthermia is used when disease has not spread throughout the body and only a region or particular organ receives treatment.

     We have conducted both human and non-human clinical trials of the system. Most recently we conducted human trials under part of an investigational device exemption (IDE) application approved by the FDA, in a clinical trial with the Wake Forest University School of Medicine Comprehensive Cancer Center utilizing the ThermoChem-HT and related disposables in the treatment of advanced gastrointestinal and ovarian cancers. The proceeds received from this offering will further assist our development and marketing of the ThermoChem system.

     We believe the ThermoChem system can enable a medical team to perform whole body or regional hyperthermia treatment with increased safety and effectiveness because it provides several unique advantages over current systems:

     - ThermoChem-HT provides constant, real-time data on the patient's status while heating and circulating blood or fluid with chemotherapy agents.

     - ThermoChem-SB allows for maximum effectiveness while maintaining the safest possible conditions by balancing blood chemistries on a real-time basis while removing toxins.

1.3  GROWTH STRATEGY

     There is currently a need--which we think the ThermoChem fulfills--for safe and measurable devices to enable medical experimentation with hyperthermia treatment. While the results of experimentation to date are inconclusive, we believe that ThermoChem gives the medical community the option to use heat to temperatures previously considered unsafe in conjunction with currently available treatments. We think the technology positions us as a leader in the highly-specialized and experimental area of hyperthermia therapies.

     Our executive offices are located at 2275 Swallow Hill Road, Building 2500, Pittsburgh, Pennsylvania 15220. Our telephone number is (412) 279-8715.

1.4  THE OFFERING

Common stock offered to the
  public............................  2,000,000 shares.

Common stock to be issued to warrant
  holders upon exercise of
  warrants..........................  4,520,000 shares.

Common stock for underlying warrants
  to be issued to directors.........  135,000 shares.

Common stock to be outstanding
  immediately after this offering...  16,742,500 shares, based on the number of shares outstanding on April 30, 1999.

Use of proceeds.....................  We will use the proceeds primarily to conduct clinical trials and for other general corporate
                                      purposes including research, product development,
                                      and marketing.

Offering Period.....................  The offering begins on the date of this prospectus and may continue for up to nine months thereafter,
                                      unless we terminate it sooner or extend it to a
                                      later date. When we receive subscriptions for a
                                      maximum of $2 million shares of stock, we will end
                                      the offering. If we do not sell all of the stock in
                                      the offering period, we may update this prospectus
                                      and continue the offering for up to 24 months.

Proceeds not held in escrow.........  Money that you pay for stock during the initial offering will be deposited directly into our
                                      account for our use following a 48 hour waiting
                                      period after your purchase.

Minimum subscription................  We do not require that you make a purchase of a certain minimum number of shares of stock.

1.5  SELECTED FINANCIAL DATA

     The following financial information summarizes the more complete historical financial information at the end of this prospectus. Our independent certified public accountants, Thompson Dugan, P.C. have audited it through December 31, 1998 and compiled unaudited financial information through April 30, 1999. You should read the information below along with all other financial information and analysis in this prospectus. Please do not assume that the results below indicate the results we will achieve in the future.

                                                                                      12/31/1998      4/30/1999
                                                                                    --------------  --------------
Current assets....................................................................  $       70,339  $       42,603
Noncurrent assets.................................................................         383,298          41,674
Current liabilities...............................................................     (10,091,814)        (84,616)
Long Term Debt....................................................................               0     (10,232,991)
Net loss..........................................................................  $   (1,557,581) $     (984,757)

            Pro forma financial information has not been presented.

2.   RISK FACTORS

     YOU SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS BEFORE PURCHASING OUR STOCK.

2.1  RISKS ASSOCIATED WITH OUR FINANCIAL POSITION

     WE HAVE A LIMITED HISTORY OF OPERATION AND ARE A DEVELOPMENT STAGE COMPANY WITH LITTLE OR NO REVENUE AND ONLY NET LOSSES TO DATE. We are a developmental company conducting clinical trials of an experimental treatment. We have generated aggregate losses with no operating revenue to date. To the extent that we implement our business plan, our business will be subject to all of the problems of expenses, capital shortfalls, delays in program development, possible cost overruns, uncertain market strategy and acceptance which accompanies a business with a limited operating history. In addition, our future success will depend upon many factors, including those which may be beyond our control or which cannot be predicted at this time, such as increased levels of competition (including the emergence of additional competitors), changes in economic conditions, emergence of new technologies and changes in governmental regulations. As a result, it is possible that we may never generate significant revenues or profits in the foreseeable future.

     BECAUSE THE PROGRESS OF OUR PRODUCTS' DEVELOPMENT IS UNCERTAIN, WE WILL HAVE LITTLE OR NO REVENUES AT TIMES IN THE FUTURE. Research and development of new products involves a high degree of financial risk and experimentation. Our current development project involves the application of novel theories, unproven technology and new engineering. In addition, we have not received any revenues, nor are those revenues expected unless and until the hyperthermia project has received all necessary FDA or foreign regulatory approvals, and we can begin manufacturing. We have been historically dependent upon our largest shareholder, Biocontrol Technology, Inc. ("Biocontrol"). One purpose of this offering is for IDT to fund and support its own operations. We can't assure you that the ThermoChem System currently under development by IDT and HemoCleanse will be developed and commercially viable.

     WE HAVE AND WILL CONTINUE TO EXPERIENCE NET LOSSES AND A SHORTAGE OF CASH FLOW. We don't have enough money to support our operations. IDT is included as a consolidated subsidiary for the financial statements of its parent company, Biocontrol, a Pennsylvania corporation. As of April 30, 1999, Biocontrol owned approximately 99.1% of our common stock. So far, our operations have been funded by IDT's principal shareholder, Biocontrol.

     Our net loss per common share is based on the weighted average number of common shares outstanding, which amounted to 10,296,212, 10,086,667, and 10,087,500 for the years ended December 31, 1998, 1997, and 1996 respectively and 10,538,667 and 10,087,500 for the four month periods ended April 30, 1999 and 1998. Except for warrants issued during the period May 1, 1998 through April 30, 1999, the loss per share does not include common stock equivalents since the effect would be anti-dilutive.

     Net loss per common share is based on the weighted average number of common shares outstanding and the number of common shares issuable on the exercise of 420,000 warrants issued during the period May 1, 1998 through December 31, 1998 and 140,000 warrants issued during the four months ended April 30, 1999. The weighted average number of common shares, including the effect of the conversion of the warrants for the period from October 23, 1992 (inception) to December 31, 1998 amounted to 10,087,292 and for the period October 23, 1992 (inception) to April 30, 1999 amounted to 10,110,060.

     THE GOING CONCERN REPORT OF OUR COMPANY BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS INDICATES THAT THERE IS A POSSIBILITY THAT WE WILL NOT BE ABLE TO CONTINUE AS A GOING CONCERN IF WE FAIL TO ACHIEVE OUR OBJECTIVES. In this regard, see the Report of Independent Certified Public Accountants at the beginning of our audited financial statements at the end of this prospectus, which cites substantial doubts about our ability to continue as a going concern. It is not certain that we will achieve profitability or generate positive cash flow in the future. As a result of these and other factors, we can't assure you that our proposed activities will be successful or that we will be able to achieve or maintain profitable operations.

2.2  RISKS ASSOCIATED WITH PRODUCT DEVELOPMENT

     OUR PRIMARY PRODUCT INVOLVES A NEW SYSTEM AND THE FUTURE OF ITS SUCCESS IS UNCERTAIN. The process and procedures we use and intend to employ involve new and relatively untested technology. Although another company and health care facility has utilized procedures without an FDA exemption involving hyperthermia for the treatment of HIV, their results have been inconsistent; IDT is using new processes and procedures in order to achieve safer and more consistent results. We can't assure you that the results of IDT's procedures will be successful. So far, human trials for cancer and HIV have not resulted in any patient deaths during perfusion-induced systemic hyperthermia treatments; however, given the nature of the treatment and the relative ill health of the patients to be tested, that possibility exists. In addition, even if patients do survive the treatments, we can't assure you or the patients that those procedures will improve the patient's health on a long-term or short-term basis.

     OUR PRODUCTS ARE HEAVILY REGULATED BY CERTAIN GOVERNMENT ENTITIES. The products we are developing are subject to state and federal regulations, primarily those of the FDA. FDA approval is required prior to conducting all clinical trials. Additional approvals are mandatory prior to marketing the ThermoChem System, ThermoChem HT and related disposables. We have received FDA approval to conduct expanded clinical trials with patients having metastatic non-small cell lung cancer and expanded clinical trials with patients having HIV utilizing the ThermoChem System. We have also received FDA approval to conduct an initial clinical trial utilizing the ThermoChem HT for patients with advanced gastrointestinal and ovarian cancer. Once, and if, the expanded clinical trials are successfully completed, we intend to apply to the FDA for clearance to market the ThermoChem technology. It's possible that we won't receive the FDA and other regulatory approvals for a given treatment or medical device. Although we believe that treatments for HIV/AIDS and cancer should receive priority, and that our FDA applications will receive expedited review, the FDA review of those applications may be slow, and no approvals may ultimately be received.

     We are investigating foreign markets for the testing and marketing of our technology. Each foreign country has its own regulatory authority, the approval of which would be necessary prior to clinical trials, marketing or sale of the technology. Although we can't assure you, we believe that some foreign countries may allow us to test, market and sell ThermoChem technologies and disposables prior to receiving FDA approval.

     IDT IS SUBJECT TO BOTH DIRECT AND INDIRECT COMPETITION. Most major medical and drug companies are actively researching and testing drugs and procedures to treat HIV, cancer and their symptoms. In addition, other companies may have and may continue to research and test procedures which involve hyperthermia. Many of those companies are better capitalized, have a stronger market appeal, have more expertise and experience than we do, and may have various other competitive advantages over IDT. To the best our knowledge, only one other company besides ours has received an investigational device exemption from the FDA to conduct the type of clinical trials in HIV which we conducted.

     OUR MARKET AND TECHNOLOGY IS CONSTANTLY CHANGING AND DEVELOPING, AND WE DON'T KNOW IF OUR PRODUCTS WILL BE ACCEPTED. We, along with our strategic partner HemoCleanse, are developing experimental medical treatments, treatment systems and components, and a number of new products to enable hospital staff and physicians to administer a novel treatment based upon elevating the temperature of the patient's body referred to as "hyperthermia." To the best of our knowledge, IDT and HemoCleanse conducted the first clinical trials in the United States approved by the FDA for those systems and procedures. Though the results of clinical trials to date have been promising, hyperthermia based treatment of disease is only beginning to gain acceptance, and the treatment regimen and technology are considered novel and experimental. There is always risk that our products will not be successful in scientific and medical treatment terms. Moreover, even if those treatments, technologies and products are proven successful, there is a risk that a market might never develop for our products.

     WE DEPEND ON ONLY ONE LINE OF PRODUCTS FOR OUR FUTURE SUCCESS. Our future success is dependent upon the feasibility, regulatory approval and market acceptance of our experimental treatment systems and components. We don't have any other products or services which could produce revenues. Should the treatment, systems or components prove unsuccessful, we would have no other line of business or products to make money.

     POSSIBLE SCIENTIFIC DISCOVERIES AND TECHNOLOGICAL CHANGES POSE A SIGNIFICANT RISK TO OUR BUSINESS. There are competing technologies and treatment protocols that have results comparable that may benefit the patient in ways comparable to those offered by our products. Scientific discovery and advances in technology along with a clinical failure of our treatment, system or components would represent a significant risk to our future success.

     THE MARKET ACCEPTANCE OF OUR PRODUCTS IS UNCERTAIN, AS THEY ARE BASED UPON NEW METHODS OF EXTRACORPOREAL CIRCULATION AND HEATING OF PATIENTS'
BLOOD. Physicians and individuals may not recommend or use our products unless they determine, based on successful experience, clinical data, relative costs, and other factors, that these products are an attractive alternative to current procedures. So far, our products have been tested on only a limited number of subjects, and no independent studies regarding the products have been published. The lack of any of those independent studies may have an adverse effect on our ability to market our products. In addition, purchase decisions for products like ours are greatly influenced by health-care administrators who are subject to increasing pressures to reduce costs. If our products fail to achieve significant market acceptance, our business, financial condition and results of operations would suffer.

2.3  RISKS ASSOCIATED WITH MANAGEMENT

     BY PURCHASING THE SHARES, YOU WILL BE RELYING ON MANAGEMENT WHICH HAS NO PRIOR EXPERIENCE IN MEDICAL PRODUCT DEVELOPMENT. Our success depends to a significant extent upon, among other factors, the continued service of its key senior executive, Glenn Keeling, and on our ability to attract, retain and motivate qualified personnel. The inability to replace or attract new qualified personnel could have a material adverse effect on our profitability. Investors will have no right or power to take part in or direct the management. Thus, purchasers of the shares will be entrusting the funds to our management, upon whose judgment the investors must depend, with only limited information concerning management's specific intentions.

     OUR MANAGEMENT TEAM HAS BROAD DISCRETION OVER THE USE OF THE PROCEEDS OF THIS OFFERING. The use of proceeds section of this prospectus sets forth the way we now intend to use the monies raised in this offering. The money may be used for different things depending upon economic conditions and currently unforeseen events. Among other things, we plan to use the money for developing the ThermoChem technology as well as for working capital purposes.

     THE SUCCESS AND DEVELOPMENT OF OUR COMPANY AND PRODUCTS WILL DEPEND ON THE TECHNOLOGICALLY QUALIFIED PEOPLE WE HIRE. We are entirely dependent upon our ability to attract and retain qualified people. There is significant competition for technologically competent people in our business. We may not be successful in recruiting and retaining them.

2.4  OTHER FACTORS WHICH MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS

     WE HAVE SECURED PATENTS AND PROPRIETARY RIGHTS FOR OUR PRODUCTS. THEY MAY BECOME THE SUBJECTS OF DISPUTES IN THE FUTURE. We have been assigned a U.S. patent entitled "Specialized Perfusion Protocol for Whole-Body Hyperthermia." The patent was issued October 11, 1994. In July 1995, a Continuation in Part patent, which included the ThermoChem System for the Specialized Perfusion Protocol for PISH, was allowed, and the patent was granted on December 19, 1995. In addition, HemoCleanse holds patents on the BioLogic-DT, utilizing the sorbent-based technology, a core product of the ThermoChem System. In the future, both companies may undertake to file additional patent applications in the United States or in foreign countries. Neither of us can assure you that future patents will be granted, that any patent held or pending will not be challenged or circumvented by a competitor or other entity, or that any patent contest will result in a favorable outcome. If any of our patents are successfully challenged, or if future patents are not granted, or if either company is found to have infringed upon another company's patent, it could result in substantial costs and delays in the commercialization of our products, and would otherwise result in materially adverse consequences. These risks may adversely affect the implementation of our business plan, and the ultimate value of your stock.

     THE PRINCIPAL STOCKHOLDER HAS A STRONG INFLUENCE ON THE DECISIONS OF THE BOARD OF DIRECTORS, INCLUDING POSSIBLE ANTI-TAKEOVER EFFECTS. If all the stock offered is sold, 82.7% of our outstanding shares will be beneficially owned by Biocontrol on a undiluted basis and 60.36% on a fully diluted basis. As a result, Biocontrol can exert significant influence over our company including in the event of a takeover, buy-out or change of control. Prior to the offering, Biocontrol owned a total of approximately 99.1% of the shares of our stock on an undiluted basis and 68.66% on a fully diluted basis.

     THERE MAY BE POTENTIAL CONFLICTS OF INTEREST BETWEEN US AND OUR PRINCIPAL STOCKHOLDER WHICH ALSO EMPLOYS OUR CHIEF EXECUTIVE OFFICER. Certain expenses are allocated between us, Biocontrol, and Biocontrol's other subsidiaries. These expenses are reimbursed to Biocontrol through the use of intercompany accounts, which are also used to account for non-interest bearing cash advances between the companies.

     For the years ended December 31, 1998, 1997, and 1996, net intercompany charges and advances by Biocontrol to us were $820,199, $1,612,578 and $1,664,093 respectively. For the four month period ended April 30, 1999 the items totaled $329,353. Total intercompany charges and advances by Biocontrol to us have accumulated $10,232,992 since our inception, October 23, 1992 through April 30, 1999. On April 30, 1999 money we owe to Biocontrol was converted to a long-term note payable.

     OUR MANAGEMENT TEAM'S LIABILITY IS LIMITED. Because of certain statutory and case law relating to broad discretion granted management of a company such as ours, typically directors and officers of a corporation are indemnified by and have limited monetary liability to the stockholders. Failure of management to satisfy its fiduciary responsibility to stockholders could subject management to certain claims.

2.5  OTHER FACTORS WHICH MAY ADVERSELY AFFECT OUR COMMON STOCK

     WE MAY NEED ADDITIONAL CAPITAL AFTER THE COMPLETION OF THIS OFFERING, BECAUSE THE PROCEEDS FROM THE SALE OF THE STOCK IN THIS OFFERING MAY BE
INADEQUATE.  If we raise all $            , it will be enough for the short
term, but may not be sufficient to complete all anticipated clinical trials or to complete the FDA process. We can't assure you that we will be able to achieve profitable operations after this offering. There is no minimum amount that must be sold in this offering and thus we will receive the proceeds regardless of how few shares are sold. If only a small amount of stock is sold, the proceeds will be inadequate to fund our operations and to fully implement our business plan.

Specifically, we intend to use a substantial portion of the proceeds from this offering to fund clinical trials, product development, and other capital needs. We can't assure you that those proceeds will be sufficient for these purposes, especially in light of the fact that we are a development stage company with no revenues. While $ million may be sufficient to pursue the specific opportunities already targeted and described in this prospectus, that amount would not be sufficient to pursue our larger business plan--providing medical products used to treat cancers, HIV/AIDS and other potentially fatal diseases. Hence, as is true for other companies contemplating significant growth, we will need additional financing. We can't assure you that we will be able to raise more money, or that your ownership interest won't be diluted.

     THIS OFFERING HAS NO MINIMUM REQUIREMENTS. While $ million is the maximum amount of money that we can raise in this offering, the offering has no minimum. If we only raise a small amount, you will risk a significant loss.

     THIS OFFERING IS SELF-UNDERWRITTEN. No-one has promised to purchase all or any part of our stock. Consequently, we can't assure you that any of the stock will be sold. No underwriter, placement agent or other person has contracted with us to purchase or sell our stock. Because there is no firm commitment from an underwriter to purchase the stock, we intend to sell shares ourselves, perhaps with the help of licensed brokers. If we raise significantly less money than the $ million maximum, our costs will be allocated among relatively fewer shares.

     THE OFFERING PRICE OF OUR STOCK WAS DETERMINED ARBITRARILY. THE ISSUANCE OF THE STOCK AND ANY ADDITIONAL STOCK WILL HAVE A DILUTIVE EFFECT. The offering price of the shares offered has been determined solely by us. No formula was used in its computation. We considered factors such as our financial condition and the risks of not meeting our objectives. The offering price of $ per share exceeds the current net tangible book value per share of the common stock. You will experience an immediate dilution of the book value of your stock. The pricing of the stock does not bear any relationship to our assets, book value, net worth, cash flows or past operating results, and should not be considered to be an indication of the actual value of our company.

     NO PUBLIC TRADING MARKET CURRENTLY EXISTS FOR OUR COMMON STOCK. There is currently no public market for the trading of our common stock, and therefore, you may be unable to sell or otherwise dispose of all or any portion of your stock. We intend to list the stock for trading on the OTC Bulletin Board. Until then, you may not be able to liquidate your investment and the stock may not be readily acceptable as collateral for loans. We can't assure you that there will be a trading market for the stock or that an active public market will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the shares may be adversely affected. Moreover, in the event you are able to sell some or all of your stock, you may not recover the original investment. As a result, you should view an investment in our stock as a long-term investment and not plan to sell or otherwise dispose of the stock for a profit in the near future.

     WE DO NOT PLAN TO PAY DIVIDENDS. We have never paid cash dividends on our common stock and we do not plan to pay dividends in the foreseeable future. We expect that any earnings will be retained for our use in implementing the business plan and other operating needs.

     OUR PRODUCTS COULD GENERATE LIABILITY AS A RESULT OF DAMAGES CAUSED BY THEIR USE. Since the ThermoChem system and its resulting products, systems and devices are intended to treat patients with the HIV virus and certain types of cancers, it is possible that the patients or their families will assert a claim that the patient's deteriorating health or death was caused in whole or in part to our products. The area of law as it relates to these matters is unsettled and constantly subject to change. We can't assure you that those product liability risks will not materialize into disputes which we will have to address. Although we seek to reduce the risk of those losses, there can be no assurance that those measures will be effective in limiting our liability for those damages. Any liability for damages could be substantial and could have a material adverse effect on our financial condition and results of operations.

     OUR OPERATIONS WILL BE AFFECTED BY YEAR 2000 COMPLIANCE ISSUES. The year 2000 poses potential problems, including computer system and data processing failures resulting from errors in computer-controlled systems using two digits to express the date rather than four to express the applicable year, 2000. For example, computer programs that contain time-sensitive software may recognize "00" as the year 1900, rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions and invoices or engage in similar ordinary business activities. We believe that our software and hardware systems will function properly with respect to the date 2000 and thereafter. Nonetheless, we won't know for sure until those systems are operational in the Year 2000. We are also in the process of contacting all of our major suppliers and medical institutions involved in clinical trials to determine the extent to which our systems may be vulnerable because of third party failure to make their own systems Year 2000 compliant. If the systems of our suppliers, clients or partners are not fully Year 2000 compliant, we can't assure you that system interruptions or the costs associated with repairing systems or equipment will not have a material adverse effect on our business, results of operations or financial condition.

     OUR STOCK'S PRICE COULD BECOME EXTREMELY VOLATILE. Our stock may be purchased or sold at prices that could be subject to extreme fluctuations due to such factors as actual or anticipated changes in our periodic operating results, selection of new products, execution of new contracts, general market conditions and other actions which typically affect the market value of stock similar to ours.

     WE MAY REQUIRE FURTHER FINANCING IN THE FUTURE BY ISSUING EQUITY OR DEBT SECURITIES. We may decide to issue debt securities from time to time subject, among other things, to compliance with applicable securities law considerations and possible future credit or other financing agreements. Accordingly, the future issuance of debt securities could have a positive or an adverse impact on the stockholders and the value of their stock.

     THE FUTURE SALE OF THE STOCK MAY BE RESTRICTED. Our current stockholders beneficially hold 10,087,500 of the 80,000,000 shares authorized by our Articles of Incorporation, as amended. The majority of the stock they own is "restricted" as defined in Rule 144 under the Securities Act. The "restricted" shares may have been owned beneficially for less than one year by existing stockholders, in such a case they may not be sold in the market pursuant to Rule 144 with regard to sales by affiliates until at least one year has passed from the date of their purchase. We can make no prediction as to the effect, if any, that sales of unregistered stock, or the availability of unrestricted stock for future sale, will have on our stock's market price. Sales of substantial amounts of stock in the public market, or the perception that those sales could occur, could depress stock prices. Stock sales may also make it more difficult for us to sell securities in the future.

     CERTAIN "PENNY STOCK" REGULATIONS MAY APPLY TO THIS OFFERING. As of the date of the prospectus, our stock is considered so-called "penny stock." It is uncertain in the future when and if the stock would be listed on the OTC Bulletin Board or the pink sheets or otherwise or whether broker-dealers will make a market in the shares. The so-called "penny stock" low-priced securities regulations could affect the sale of our stock. These regulations require broker-dealers to disclose the risk associated with buying penny stocks and to disclose their compensation for selling the stock. They may have the effect of reducing the level of trading activity in the secondary market, if any, for the stock and make it more difficult for you to sell your stock.

     In addition to the above risks, businesses are often subject to risks not foreseen by management. In reviewing the prospectus, potential investors should keep in mind other potential risks that could be important.

3.   USE OF PROCEEDS

     We intend to use the money we raise for general corporate purposes, including general working capital, to fund clinical trials, product development and inventory build-up, and to cover our general capital expenditures. We are selling the stock on a best efforts, no minimum basis. No underwriters are involved. Thus, there can be no assurance that we will receive funds sufficient to fund any aspect of our business or meet our financial requirements. In the event that we do not raise sufficient capital to finance the projects and activities described below; we will apply whatever money we receive through the offering as we, in our sole discretion, determine to be in our best interest.

     As set forth in the following table, the maximum gross proceeds from the
sale of the 2,000,000 shares offered hereby will generate $            in gross
proceeds. We reserve the right to offer more stock for sale should the initial 2,000,000 shares be sold. The net proceeds from the sale of the shares (after
offering expenses of approximately $      ) are estimated to be approximately
$      if the maximum of 2,000,000 shares are sold. We may, at our sole discretion, pay commissions, up to a maximum of ten percent (10%), where permitted by laws and only to persons permitted to receive commissions for selling stock. The tables set forth below disclose our approximate use of proceeds if 100% of the shares of stock are sold. If less than 100% of the stock is sold, with the exception of the offering expenses, the items in the Use of Proceeds table will be reduced on a pro rata basis.

                                                                                                  PERCENT OF GROSS
                                                                                                      OFFERING
                                                                                  DOLLAR AMOUNT       PROCEEDS
                                                                                  --------------  ----------------
Gross Offering Proceeds.........................................................   $                     100.0%
Less Offering Expenses (1)......................................................   $                      10.0%
Net Offering Proceeds after Expenses............................................   $                      90.0%
Clinical Trials (2)
                                                                                   $                      38.3%
Working Capital (3)
                                                                                   $                      30.0%
Product Development Inventory Buildup (4).......................................   $                      21.7%
Total Net Offering Proceeds after Expenses......................................   $                      90.0%

------------------------

(1) Includes state filing fees, legal fees, printing and other expenses of this Offering. These amounts will have first priority. Also includes a maximum commission of ten percent (10%), which will be paid only as permitted by applicable laws, and at our sole discretion.

(2)  We plan to expend approximately $            to fund additional clinical
     and preclinical trials

(3)  We plan to expend approximately $            to provide funds for working
     capital.

(4)  We plan to spend approximately $            to 1) complete development of
     the ThermoChem-HT and the ThermoChem System for FDA approval and CE Marking. 2) Buildup of inventory of ThermoChem-HT and related disposables.

4.   CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1998 and April 30, 1999. The December 31, 1998 figures were taken from the audited financial statements for the year ended December 31, 1998, which included a qualification regarding our ability to continue as a going concern. The April 30, 1999 figures were taken from the unaudited financial statements for the four months ended April 30, 1999.

     The following table shows our capitalization as of December 31, 1998. Also shown is the pro forma capitalization showing, hypothetically, the money raised in this stock offering factored in as if it were raised on December 31, 1998.

                                                              APRIL 30, 1999
                                                                AS ADJUSTED     DECEMBER 31, 1998
                                                                 (ACTUAL,          AS ADJUSTED
                                                                UNAUDITED)          (ACTUAL)         PRO FORMA
                                                             -----------------  -----------------  --------------
Stockholders' equity (deficit)
  Common stock, par value $.01;............................   $       100,875     $     100,875    $      100,875
  80,000,000 Shares authorized;
  10,087,500 Shares issued and outstanding;
  2,000,000 to be issued and outstanding, as adjusted......                                             6,000,000
Warrants for common stock with various redemption terms....           496,536           106,932           496,536
Additional paid-in capital.................................            75,125            75,125            74,125
Deficit accumulated during the development stage...........       (10,905,866)       (9,921,103)      (10,905,866)
                                                             -----------------  -----------------  --------------
                                                                  (10,233,330)       (9,638,177)      (10,233,330)
                                                             -----------------  -----------------  --------------
Total Stockholders' equity (deficiency) and total
  capitalization...........................................   $        84,277     $     453,637    $
                                                             -----------------  -----------------  --------------
                                                             -----------------  -----------------  --------------

5.   DILUTION

     The value of the stock, expressed in terms of price per share, will be diminished immediately upon your purchase. This concept is referred to as dilution. Dilution represents the difference between the offering price and the net tangible book value per share immediately after the completion of the offering. Dilution of the value of the shares is due, in part, to the lower book value of the shares now outstanding, to expenses incurred in connection with this offering; and to our indebtedness, as well as other factors. The following table illustrates this dilution rounding off the dilution to the nearest one thousandth of a cent:

     The negative net tangible book value of our stock as of December 31, 1998, was ($9,638,177). Net tangible book value consists of our net tangible assets (total assets less total liabilities and intangible assets). As of December 31, 1998, there were 10,087,500 shares of our common stock outstanding, 10,000,000 of which were owned by Biocontrol, and 87,500 of which were purchased in our first private placement. Therefore, the negative net tangible book value of our common stock as of that date was ($.955) per share.

     In the event that all of our stock offered in this prospectus is sold, its
negative net tangible book value as of December 31, 1998 would be ($      ) or
approximately ($      ) per share. These figures give effect to the deduction of all of the estimated expenses, including filing, printing, legal, accounting, commissions and other fees. The net tangible book value of each share will have
increased by approximately ($      ) per share to the present stockholders, and
decreased by approximately $      per share to the investors, if the maximum
offering is sold.

ASSUMING MAXIMUM SHARES SOLD
  Offering Price Per Share..................................             $
  Negative Net Tangible Book Value Per Share Before
    Offering................................................  $   (.955)
  Increase Per Share Attributable to Payment by Investors...  $
  Negative Net Tangible Book Value Per Share After
    Offering................................................             $       ()
                                                              ---------  ---------
  Dilution Per Share to Investors...........................             $
                                                              ---------  ---------
                                                              ---------  ---------

6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

6.1  OVERVIEW

     The following is a discussion of certain factors affecting our results for the three fiscal years ending December 31, 1998 and our liquidity and capital resources. This discussion should be read along with our financial statements and their notes, which can be found at the end of this prospectus.

     We are a developmental stage company. We have accumulated a net loss from operations from our inception in 1992 through April 30, 1999 of $10,905,866. This is a total net loss per share of $1.08. We are developing a complex medical treatment system and are conducting FDA-approved clinical trials of the system. The risks and uncertainties that can affect our operations, performance, research and development and our operating results include the following:

     - delays in research and development caused by technical issues;

     - continued FDA approvals for clinical trials and marketing;

     - uncertainty of funding to meet our needs;

     - dependence on a single technology;

     - continued lack of revenue from sales.

     SALES. We are a developmental stage company and have no sales revenue to date.

     Operating expenses consist of research and development expenses of $693,000 from January 1, 1999 to April 30, 1999, as compared with $88,256 for the same period in 1998, and general and administrative expenses of $291,500 and $199,152 for those respective periods. Our total loss for this year during the first four months was $984,737 versus a loss of $287,408 for the first four months of 1998. These changes are attributable to a charge of $389,604 for warrants to purchase common stock and recognition of a loss on assets of $177,000 for stock we hold in Hemocleanse, Inc..

6.2  RESULTS OF DEVELOPMENT

     We have incurred significant losses and negative cash flows from operations from inception through April 30, 1999 and we have a significant accumulated deficit as of April 30, 1999, raising substantial doubt about our ability to continue as a going concern. We have financed our research and development program primarily by advances from our parent company, Biocontrol. We intend to raise additional capital through this public offering. We may, however, continue to be dependent on Biocontrol for advances to meet short-term cash requirements. We believe that our available cash resources, including funds we reasonably expect to raise through stock sales and advances from Biocontrol, will be sufficient to fund our operations through April 30, 2000.

     NET LOSS PER COMMON SHARE. Net loss per common share is based on the weighted average of common shares outstanding which amounted to 10,296,212, 10,087,500 and 10,087,500 for the years ended December 31, 1998, 1997 and 1996 respectively and 10,538,667 and 10,087,500 for the four month periods ended April 30, 1999 and 1998. Except for warrants issued during the period May 1, 1998 through April 30, 1999, the loss per share does not include common stock equivalents.

     Net loss per share is based on the weighted average number of shares of common stock outstanding and the number of common shares issuable on the exercise of 420,000 warrants issued during the period May 1, 1998 through December 31, 1998 and 140,000 warrants issued during the four months ended April 30, 1999. The weighted average number of common shares, including the effect of the conversion of the warrants for the period from October 23, 1992 (inception) to December 31, 1998 amounted to 10,087,292 and for the period October 23, 1992 (inception) to April 30, 1999 amounted to 10,110,060.

6.3  LIQUIDITY AND CAPITAL RESOURCES

     As discussed above, Biocontrol has funded our operations through April 30, 1999. Although we believe we can raise capital through a public offering of our stock, we may continue to require funding from Biocontrol and continue to be economically dependent on our parent company. Biocontrol has also experienced, and continues to experience, substantial losses and difficulties of its own. The consolidated financial statements for Biocontrol for the year ended December 31, 1998 included disclosures which referred to the existence of substantial doubt about their ability to continue as a going concern. Biocontrol had a net loss for the three month period ended March 31, 1999 of $4,255,245 (unaudited) and for the fiscal year ended December 31, 1998 of $22,402,644. As of December 31, 1998 and March 31, 1999, Biocontrol's accumulated deficit was $143,101,880 and $147,357,125 (unaudited) respectively.

     In the past, Biocontrol has financed its own operations from proceeds generated from private and public sales of its securities, the issuance of debt in the form of convertible debentures, from funds paid by other subsidiaries to Biocontrol for research and development and from intercompany advances from other Biocontrol subsidiaries. The failure of Biocontrol to continue to exist as a going concern would have a material adverse effect on our business and ability to continue operations.

6.4  CERTAIN TRANSACTIONS

     INTERCOMPANY ADVANCES. For the years ended December 31, 1998, 1997 and 1996, net intercompany charges and advances by Biocontrol to us were $820,199, $1,612,578 and $1,664,093 respectively. For the four month period ended April 30, 1999, such items totaled $329,353. Total intercompany charges and advances by Biocontrol to us have accumulated $10,232,992 since our inception, October 23, 1992, through April 30, 1999. On April 30, 1999 the intercompany amounts due to Biocontrol were converted to a long-term note payable.

     AGREEMENT WITH BIOCONTROL. In 1998, we entered into an agreement with Biocontrol under which they agreed to help us complete development on the ThermoChem-HT product and to manufacture the product. Under the agreement, we in turn assigned design authority over the product to Biocontrol and provided data necessary for completing the product. We also agreed to assume the costs of clinical and other testing, and made Biocontrol the exclusive manufacturer of the product. We also agreed on procedures for the sale and marketing of the ThermoChem-HT.

7.   OUR COMPANY

     We commenced operations in January, 1992, to explore the medical and commercial potential of the use of whole body hyperthermia in the treatment of cancer and AIDS with a goal of developing a safe delivery system for the therapy. We were incorporated in Pennsylvania as a wholly-owned subsidiary of Biocontrol Technology, Inc. Biocontrol is a publicly-traded corporation with common stock registered under the securities laws. It trades as BIOCONTROL on the OTC Bulletin Board. We are included in the reports our parent company files with the SEC and our financials are consolidated with Biocontrol's. As of April 30, 1999, Biocontrol owned 99.1% of our common stock.

7.1  BACKGROUND

     We have conducted research in the area of a specialized method for administering whole-body hyperthermia, including extracorporeal blood heating and sorbent-based detoxification, as an antiviral and antineoplasm protocol. Hyperthermia involves circulating and heating the patient's blood extracorporeally to approximately 118 DEG.F which results in raising core body temperature to maximum of 108.4 DEG.F. We found hyperthermia to be a treatment, perhaps hundreds of years old, that showed promise in the treatment of some cancers. There are many critics of the process, and serious questions about its safety and effectiveness. Nonetheless, some information about hyperthermia suggested its possibilities as a cancer and HIV/AIDS treatment. Our research and development continued with the objective of developing a safe method for administering hyperthermia therapy. These efforts resulted in a patent awarded to us in 1994 for a specialized method for whole-body extracorporeal hyperthermia.

     Hyperthermia as a treatment of tumors has been carefully studied and applied since the 1960's. Prior to that time there were multiple reports of tumor regression coincident with febrile episodes. Further analysis revealed that temperatures greater than 105.8 DEG.F are necessary to induce tumor necrosis. Although there are numerous methods to induce hyperthermia by either direct skin contact or radiant heating, the most efficient is extracorporeal whole body hyperthermia--heating the patient's blood outside of the body. Research has indicated that tumors are vulnerable to heat and that the goal of hyperthermic treatment therapy is to achieve cytotoxic temperatures in the tumor for a sufficient length of time without damaging the surrounding normal tissue. SEE DeMoss, J.L. et al., "Hyperthermia in the Treatment of Cancer," THE JOURNAL OF EXTRA-CORPOREAL TECHNOLOGY, Vol. 17, No. 1, pp. 37-43 (1985); Sanchez, R., "Overview of Whole Body Hyperthermia Experience at American International Hospital," CONSENSUS ON HYPERTHERMIA FOR THE 1990'S, Plenum Press, New York, pp. 203-208 (1990); and Perez, C.A. et al., "Randomized Phase III Study Comparing Irradiation and Hyperthermia with Irradiation Alone in Superficial Measurable Tumors," Am. J. Clin. Oncol., Vol. 14, No. 2, pp. 133-141 (1991).

     In 1993, we entered into an agreement with HemoCleanse, Inc. to develop and commercialize the process and develop technology to administer perfusion-induced systemic hyperthermia safely and in a way that could be monitored by the medical treatment team. The resulting technology is called the ThermoChem System. HemoCleanse is an Indiana company that designs and manufacturers medical devices and disposables. HemoCleanse successfully developed technology for the treatment of acute hepatic failure and serious drug overdose. This core technology, called the Biologic DT, uses a sorbent that balances blood chemistries on a real-time basis.

     Our products, the ThermoChem System, ThermoChem-HT, and related disposables facilitate the hyperthermic treatment of certain cancers. To date we do not know of any system or product that is designed specifically to enable hyperthermia therapy. This could change, of course, without notice. Numerous companies large and small make components which can be integrated into systems that perform functions comparable to those of our product's system; however, we believe our product's capability to monitor the process on a real-time basis, as well as other features, sets us apart from our competition.

7.2  DEVELOPMENT AND OPERATIONS

     THE THERMOCHEM SYSTEM

     The ThermoChem system is a hyperthermia therapy system that consists of two key components, the ThermoChem-HT and ThermoChem-SB. In addition, we support the systems with related disposables. Our system induces artificial fever conditions by circulating the patient's blood extracorporeally at an increased temperature while maintaining balance of blood chemistries.

                        [PHOTO OF THE THERMOCHEM SYSTEM]

                        FIGURE 1.  THE THERMOCHEM SYSTEM

     THERMOCHEM-HT

     The ThermoChem-HT is comprised of several specialty integrated devices that perform the following:

     - Blood/Fluid Propulsion via roller pump with maximum flow rate of 2000 cc per minute

     - Water heating and cooling to control extracorporeal blood/fluid temperature up to maximum of 118.4 DEG.F

     - Air bubble detection

     - Roller pump occlusion detection

     - Monitoring and recording temperatures up to seven sites

     - Constant up-to-the minute information on status of patient via video touch screen

     - Data acquisition capabilities

     THERMOCHEM-SB

     The ThermoChem-SB is an extracorporeal blood treatment system that circulates blood from the ThermoChem-HT, passes through a cellulosic plate dialyzer, and returns it to the ThermoChem-HT circuit. Within the dialyzer, diffusion causes many chemicals to pass from the blood into a sorbent suspension surrounding the membranes. Depending upon the binding characteristics of the sorbents, some chemicals remain at low concentration in the dialysate (and are therefore efficiently removed from the blood), and others reach concentrations similar to the blood (are therefore not removed from the blood). Inclusion of certain chemicals in the sorbent suspension composition can partially saturate sorbent binding sites, and cause return of those chemicals to the blood during treatment. The ThermoChem-SB does not use a roller pump to move blood, as the ThermoChem-HT, but rather uses pressure changes in the sorbent side to expand and compress the membrane packages, thus pulling and returning blood to the ThermoChem-HT circuit. The sorbent suspension is contained within a bag in which all ultrafiltrate is captured; the weight change of the entire machine mirrors the weight change of the patient. By simple algorithms, the ThermoChem-SB alters blood inflow and outflow cycle times to increase fluid removal from the patient, or automatically reinfuse fluid to the patient to obtain exactly the prescribed weight increase or decrease.

     PERFUSION-INDUCED SYSTEMIC HYPERTHERMIA UTILIZING THE THERMOCHEM SYSTEM AND
      RELATED DISPOSABLES

     Perfusion-induced systemic hyperthermia, a form of whole-body hyperthermia, is achieved through extracorporeal blood heating by heating the patient's blood outside the body to approximately 118.4 DEG.F and returning it back to the body at approximately 114.8 DEG.F, thus raising the body's core temperature to the desired treatment temperature to the desired treatment temperature up to a maximum of 108.4 DEG.F. The use of the ThermoChem System can be summarized as follows.

     The patient is placed under general anesthesia and ventilated mechanically. Catheters are placed for the purpose of monitoring cardiac index, central venous pressure, pulmonary artery pressures, pulmonary capillary wedge pressure, venous oxygen saturation and delivery of fluids and medications. An access catheter is positioned in the external jugular vein as the site of removal of blood from patient. A second catheter is positioned in the femoral vein for return of blood to the patient.

     The extracorporeal circuit consisting of the ThermoChem-HT is connected by tubing to the catheter with the orientation of blood being withdrawn through the external jugular vein. Blood passes a roller pump at a maximum rate of 2000 cc's per minute, which sends it onward to the heat exchanger where the blood is indirectly heated to a maximum of 118.4 DEG.F. A portion of the blood passes through a T-connection to the ThermoChem-SB, located between the roller pump and the heat exchanger, where a wide range of chemicals and toxins can be removed from blood while maintaining a balance of electrolytes and important nutrients on a real-time basis and then returned to the blood flow path before it reaches the heat exchanger. The continually circulating blood is returned to the patient via the femoral vein at approximately 114.8 DEG.F, gradually raising the patient's core temperature to the desired treatment temperature, which is measured and monitored on a video touch screen and recorded at the following sites: deep esophagus, bilateral auditory canals, rectum, bladder, airway, pulmonary artery, blood and skin.

     The desired core body temperature is reached in about 20 to 50 minutes after the system is activated depending on the extent of extracorporeal heating and flow rate among other parameters. The elevated body temperature is maintained for treatment time of two hours. After treatment, the system is reversed and cooling of blood starts and patient is cooled to normal body temperature in about 40 minutes and treatment is ended.

     We are still at the experimental stage, but we believe that the technology could mark a significant advance in the field of therapeutic hyperthermia, with the potential to increase the efficacy of some current treatment regimes, especially chemotherapy, in the treatment of cancer and to increase the potential of some drugs in the treatment of HIV. If the ThermoChem System continues to prove safe and effective in the FDA clinical trials, hyperthermia could be an additional method for the medical community to increase the survival and quality of life for patients who have few options.

     We have assembled a medical advisory board with a goal to move this technology through clinical trials and the FDA to hospitals where the medical community can utilize its potential. We believe that once a safe delivery system is established, serious, extensive and well-documented testing will determine whether PISH, when combined with other treatments, can be used as an effective treatment for certain persons with cancer or HIV.

     A Phase I clinical trial is ongoing for treatment of patients with metastatic non-small cell lung cancer. A Phase II clinical trial has been completed for treatment of patients with HIV. An extended Phase II clinical trial has been approved by the FDA for an additional 60 patients.

                       [DIAGRAM OF THE THERMOCHEM SYSTEM]

THERMOCHEM-HT

                          [PHOTO OF THE THERMOCHEM-HT]

                          FIGURE 3.  THE THERMOCHEM-HT

     The ThermoChem-HT is comprised of several specialty integrated devices that perform the following:

     - Blood/Fluid Propulsion via roller pump with maximum flow rate of 2000 cc per minute

     - Water heating and cooling to control extracorporeal blood/fluid temperature up to a maximum of 118.4 DEG.F

     - Air bubble detection

     - Roller pump occlusion detection

     - Monitoring and recording temperatures up to seven sites

     - Constant up-to-the minute information on status of patient via video touch screen

     - Data acquisition capabilities

REGIONAL HYPERTHERMIA UTILIZING THERMOCHEM-HT AND RELATED DISPOSABLES

     Regional hyperthermia is used in cases where a whole-body treatment is not necessary. Regional hyperthermia involves heating a specific organ or region of the body. Current methods of local hyperthermia treatment for primary and recurrent tumors employ the application of heated needles, ultrasound, electromagnetic waves, circulating water baths, microwaves and radio waves.

     The ThermoChem-HT has been approved for human clinical trials by an FDA Investigational Device Exemption (IDE). A Phase I trial has been completed for the treatment of advanced gastrointestinal and ovarian cancer in a surgical procedure that involves debulking tumors in the peritoneal cavity and circulating heated fluids with a chemotherapy in and out of the peritoneal cavity. This procedure, called intraperitoneal hyperthermic chemotherapy has been done in a National Cancer Institute funded study at Wake Forest School of Medicine since 1992 with encouraging results.

     Pre-clinical studies, in preparation for Phase I trials involving thermochemotherapy of patients with lower extremity cancers of different types, have been completed at the University of Texas MD Anderson Cancer Center.

     THERMOCHEM TREATMENT KITS

     THERMOCHEM SYSTEM

     - Treatment kits for perfusion induced systemic hyperthermia are designed for one patient treatment and incorporate the following:

     - Tubing connecting cannula from patient to ThermoChem-HT

     - Heat exchanger

     - Esophageal and rectal temperature probe

     - 16 French Foley catheter temperature probe and collection bag

     - Hemoglobin indicator cassette

     - Pharmaceutical kit

     - ThermoChem-SB disposable pack (see figure 1)

                     [PHOTO OF THE THERMOCHEM-SB DISPOSABLE PACK]

                    FIGURE 4.  THERMOCHEM-SB DISPOSABLE PACK

     THERMOCHEM-HT

     Treatment kits for perfusion induced regional hyperthermia are specific for each application: 1) isolated limb perfusion; 2) intraperitoneal hyperthermic chemotherapy; 3) thermochemotherapy hemi-perfusion and are designed for one patient treatment and incorporate the following:

     - ThermoChem-HT sterile disposable pack specific for each indication for patient connection to ThermoChem-HT

     - Temperature probes

     - Toughy-Borst temperature probe

     - Tubing connectors

     - IBM formatted 3.5 floppy disk-specific for each indication

     Although others have experimented with the use of whole body hyperthermia, specifically, perfusion-induced systemic hyperthermia one significant problem has been the safe delivery of the procedure. We believe the ThermoChem technology addresses the issue of a safe delivery system. Although we can't assure you that the therapy is safe for all humans, clinical trials to date have confirmed that the patients were able to safely tolerate hyperthermia at a core temperature of 107.6 DEG.F to 108.4 DEG.F for two hours. Based upon the results of clinical trials, the FDA has approved additional clinical trials.

     Since the bone marrow is a common repository for metastatic tumor cells and systemic viral infections, it is important to attain the target temperature in the application of hyperthermia for therapeutic purposes. The ThermoChem technology represents a significant step towards perfusion-induced hyperthermia to be used in combination with surgery, chemotherapy and radiation to treat certain cancers and combined with current drug cocktails in treatment of HIV as a standard of care for patients who have few options.

7.3  MARKETING STRATEGY--THERMOCHEM AND DISPOSABLES

     Currently, to the best of our knowledge, there is no developed technology like the ThermoChem System or the ThermoChem-HT and related disposables. In the United States and the European Union comprehensive cancer centers or hospitals offering surgery, drug treatment or radiation treatment could use the ThermoChem System and the ThermoChem-HT and related disposables in the following departments in the hospital:

     - Department of Surgery

     - Department of Radiology

     - Department of Oncology

     - Department of Infectious Disease

     The procedure personnel needed to deliver PISH or regional hyperthermia would include the following:

     - Surgeon--skilled in placement of catheters

     - Perfusionist--operate the ThermoChem System or the ThermoChem-HT and place the temperature probes

     - Anesthesiologist--sedate, intubate, and ventilate the patient and maintain anesthesia

     - Treatment Nurse--assist surgeon, prepare patient

     The use of the ThermoChem System and the ThermoChem-HT could be a source of revenue for the hospital and the personnel involved, because of its potential for treating different cancers and diseases that are heat sensitive.

     Upon regulatory approval in the United States and the European Union, IDT expects to generate revenue and develop our systems in the following ways:

     - Sale of ThermoChem System and ThermoChem-HT

     - Sale of ThermoChem System and ThermoChem-HT disposable kits

     - IDT will seek a license agreement with a major medical device company that has infrastructure to service the market

     - Continue ongoing clinical trials with comprehensive cancer centers for different types of cancers and diseases leading to medical publications that will demonstrate the efficacy of hyperthermia combined with current treatments as a standard of care for each indication

7.4  CLINICAL TRIALS

     COMPREHENSIVE CANCER CENTER AT WAKE FOREST UNIVERSITY

     FEBRUARY 1997 THROUGH MAY 1999

     In May, 1998, the FDA approved an Investigational Device Exemption to allow human clinical trials utilizing the ThermoChem-HT and related disposables for intraperitioneal hyperthermic chemotherapy (IPHC) in the treatment of advanced gastrointestinal and advanced ovarian cancers. In IPHC, all cancerous growths are surgically removed from the patient's abdomen and pelvis and all spaces and lining surfaces are opened. The abdomen is perfused utilizing the ThermoChem-HT with a gently heated physiologic solution circulating for a two-hour period and containing cancer fighting chemotherapy agents that bathe over all the lining surfaces. IPHC has been done at the Comprehensive Cancer Center at Wake Forrest under a National Cancer Institute study since 1992 utilizing a non-standardized perfusion setup.

     It is anticipated that the ThermoChem-HT can make the IPHC procedure more efficient and standardize the procedure and educate others on the utilization of the ThermoChem-HT.

     In May 1999, a Phase I study was completed on patients with advanced gastrointestinal and advanced ovarian cancers utilizing the ThermoChem-HT and related disposables.

     UNIVERSITY OF TEXAS MEDICAL BRANCH AT GALVESTON

     SEPTEMBER 1996 THROUGH MAY 1999

     Pre-clinical studies were conducted on six swine to assure safety at an increased flow rate and maintenance of a higher core temperature of 109.4 DEG.F for a period of two hours. This study concluded that blood chemistries were normalized with the use of the ThermoChem system. In November 1996, we submitted an IDE application to the FDA for a study utilizing the ThermoChem System for PISH for two hours at 108.4 DEG.F to treat patients with metastatic non-small cell lung cancer. This protocol was developed by the University of Texas in Galveston. The FDA responded in December 1996 with an approval to conduct a Phase I trial. The University of Texas' Institutional Review Board (IRB) granted approval of this study in May 1997.

     On September 11, 1997, we entered into an agreement with the University of Texas Medical Branch at Galveston (UTMB) to begin a human clinical trial in November 1997. The trial utilized the ThermoChem System and disposables to deliver perfusion-induced systemic hyperthermia to treat patients with metastatic non-small cell lung cancer. One of the objectives of this Phase I trial was to evaluate the ThermoChem system for the use in the treatment of metastatic non-small cell lung cancer with regard to patient selection, tumor response, patient performance status, and patient survival. The follow-up of the patients is patterned after the Southwest Oncology Group protocols, which are considered state-of-the-art studies to follow response of cancer to the therapy. The study is being conducted at the General Clinical Research Center (GCRC) at UTMB, which is supported by the National Institute of Health (NIH). This is the only PISH study for metastatic non-small cell lung cancer approved by the FDA. Five patients with stage IV metastatic non-small cell lung cancer received PISH treatment through June 1998. An expansion of the study to include five stage III patients was approved by the FDA in June, 1998. An abstract of the results of the first five patients was presented by the principal investigator at the American Association for Cancer Research at Philadelphia, Pennsylvania, Joseph B. Zwischenberger, M.D., in March, 1999.

     THE UNIVERSITY OF TEXAS M.D. ANDERSON CANCER CENTER

     FEBRUARY 1997 THROUGH NOVEMBER 1997

     Pre-clinical studies in preparation for a Phase I trial involving thermochemotherapy of patients with lower extremity cancers of different types have been completed at the University of Texas M.D. Anderson Cancer Center. These animal studies were used to develop the surgical techniques necessary for a clinical trial on humans and to train and familiarize the center's staff in the use of ThermoChem technology.

     ST. ELIZABETH HOSPITAL, LAFAYETTE, INDIANA

     JULY 1993 THROUGH FEBRUARY 1994

     We conducted several preclinical studies in order to obtain additional information to support a submission to the FDA for an investigational device exemption. With all this completed data, we requested a clinical study.

     MARCH 1994 THROUGH NOVEMBER 1994

     We received FDA approval for a protocol entitled "Evaluation of Whole-Body Hyperthermia Utilizing the ThermoChem System in the Treatment of Kaposi's Sarcoma with AIDS" to conduct a randomized, controlled feasibility study on six HIV-positive patients with Kaposi's Sarcoma and CD4+ counts of 50-1150. Three patients received a one-hour treatment at 104 DEG.F, and three patients received one-hour treatment at 107.6 DEG.F. Subsequently we requested a Phase II clinical study. This is the first FDA-approved (PISH) Perfusion-Induced Systemic Hyperthermia study in the United States Data from this study was later published in the March 1996 issue of the JOURNAL OF ACQUIRED IMMUNODEFICIENCY SYNDROMES AND HUMAN RETROVIROLOGY.

     DECEMBER 1994 THROUGH JULY 1996

     An approved Phase II Clinical Study was randomized to include HIV-positive patients with CD4+ counts of 50-250 and included ten patients who received no treatment (controls); ten patients who received two one-hour treatments that were administered 96 hours apart and at 104 DEG.F (treated control); and ten who received two one-hour treatments that were administered 96 hours apart and at
107.6 DEG.F (treated). Data from this study was published in the AMERICAN SOCIETY FOR ARTIFICIAL INTERNAL ORGANS JOURNAL, September/October 1997.

7.5  JOINT VENTURES

     JOINT VENTURE WITH HEMOCLEANSE, INC.

     We are developing the ThermoChem System used in the PISH treatment in cooperation with HemoCleanse. HemoCleanse is an Indiana corporation with offices located at 2700 Kent Avenue, West Lafayette, Indiana 47906. It designs, manufacturers and markets medical devices and disposables for treatment of blood outside the body. HemoCleanse's technology, the BioLogic-DT, is based on chemical sorbents that remove selected toxins from the blood while balancing blood chemistries. The BioLogic-DT which is a combination detoxifier/blood delivery system was approved by the FDA in 1994 as a detoxifier for treatment of drug overdose. We own a total of 1,042,253 shares of HemoClease common stock, or 8.08% of their company on a fully diluted basis, including 67,533 shares of stock which are held by our wholly-owned subsidiary, Infectious Disease Treatment of Florida. Our parent,

Biocontrol, purchased our stake during the period of 1994 through 1999 at an average price of $2.36 per share for an aggregate consideration of $2,459,226. In April, 1999 we converted a note receivable into common stock of HemoCleanse. In return for reduction of $130,493 in principal, plus $16,593 in interest, we received 67,533 shares of HemoCleanse common stock. The total cost of the investment of $106,209 was charged off by us as an impairment loss due to the speculative nature of the investment and HemoCleanse's financial condition which shows a net deficiency in assets.

     In 1996, HemoCleanse received FDA 510(K) approval to market the BioLogic-DT for an acute hepatic coma indication. HemoCleanse believes that its systems are uniquely able both to selectively remove small, intermediate and protein-bound toxins and to provide extracorporeal hyperthermia to kill infected or rapidly dividing cells without the risk of electrolyte imbalances. The ThermoChem System, which incorporates the Biologic-DT technology, is designed especially for use in the PISH procedure. The ThermoChem System and disposables are used in our clinical trials.

     Under the terms of our agreement with HemoCleanse, we have exclusive worldwide rights to commercialize the ThermoChem System for PISH. We also have the manufacturing rights to the ThermoChem-HT, a key component of the ThermoChem System, and rights to make all of the system's disposables. The ThermoChem-HT is being reconfigured to be used in regional hyperthermia, including isolated limb perfusion and intraperitoneal hyperthermic chemotherapy. The ThermoChem HT is being developed under ISO 9001 standards by Biocontrol for CE marking. CE Mark on a product means the product conforms to directive requirements, and can be freely traded to and from European Union countries.

     We initially entered into a License Agreement with HemoCleanse, dated July 21, 1993 giving IDT the exclusive worldwide right to market the ThermoChem System and its disposables. In return, we agreed to pay a non-refundable license fee of $500,000 in addition to paying out-of-pocket product development expenses, including patent expenses and insurance.

     The License Agreement was amended in 1998 to give us: (i) a reduction in the transfer pricing of the ThermoChem-SB machines and treatment kits; (ii) exclusive manufacturing rights for the ThermoChem-HT and treatment kits; and
(iii) elimination of the annual minimums. In return, we paid HemoCleanse a $700,000 license fee and will pay a 6% royalty on all sales of hyperthermia products (after costs of goods sold) not purchased from HemoCleanse (ThermoChem-SB machines and treatment kits) beginning upon receipt of a CE Mark or FDA approval, depending on the jurisdiction where the sales are to be made. A

     LICENSE AND RESEARCH AGREEMENTS WITH WAKE FOREST UNIVERSITY SCHOOL OF
      MEDICINE

     On March 16, 1999, we entered into two agreements with Wake Forest University School of Medicine ("Wake Forest"), a License Agreement and a Research Agreement, both in connection with the research and development of the ThermoChem-HT System.

     Under the license agreement, Wake Forest has granted us the exclusive, worldwide right to use and practice a method owned by Wake Forest of heated perfusion of chemotherapy drug in the treatment of intraperitoneal and other cancers, which utilizes the ThermoChem-HT System, and related disposables. The term of the license agreement is seven years. While Wake Forest agreed in the license agreement that it will not grant any other similar license, it reserved its right to use and practice the method. In exchange, we agreed to issue 50,000 shares of our common stock to Wake Forest for each FDA approval received for the method we licensed or use of our System in its method. In addition, we are to pay Wake Forest a six percent (6%) royalty of net sales of ThermoChem-HT disposable kits used in the method until the termination of the license agreement or as long as Wake Forest utilizes the System for its method, whichever is longer. Finally, if we sublicense Wake Forest's method, we would be obligated to pay a sublicense fee to Wake Forest which would equal the amounts Wake Forest would have otherwise received without the sublicense.

     The research agreement anticipates collaborative efforts between us and Wake Forest to evaluate and improve the method of heated perfusion of chemotherapy drugs in the treatment of other cancers, including developing applications for the use of the ThermoChem system and related disposables.

     We view both of the agreements with Wake Forest as milestones in reaching our ultimate objective of full FDA approval and marketing the ThermoChem technology and related disposables.

7.6  PATENTS

     A patent is a right, granted by the government, which allows an inventor to prevent others from making, using, or selling the invention for a certain period of time. In September 1992, a research team funded by us applied for a domestic patent in connection with the use of PISH and the treatment of HIV-positive patients. The patent is assigned to us. In October 1994, we received notification that the patent application for our specialized method for whole-body extracorporeal hyperthermia had been issued. A Continuation in Part which included the ThermoChem system was allowed in July 1995, and issued in December 1995.

     The patent, entitled "Specialized Perfusion Protocol for Whole-Body Hyperthermia", contains seventeen claims for the hyperthermia procedure, including the method of using a hemodialysis machine capable of heating all of the blood in the extracorporeal blood circuit to raise the patient's core temperature to approximately 118 DEG.F without adverse effects on blood physiology. A Continuation in Part, including the ThermoChem system, was allowed in July 1995 and was issued in December 1995, addressed the use of a hemodialyzer with a sorbent suspension in the dialysate, a blood pump and a heat exchanger to effect the extracorporeal treatment also without the above stated adverse effects. The Continuation solves several problems which plagued prior hyperthermia techniques as it rectifies any imbalances of sodium, potassium, magnesium, bicarbonate or phosphate, and may remove toxins incident to necrosis of tumors and virally infected cells. This sorbent based technology alleviates the side effects previously suffered from hyperthermia treatments, including in the most extreme cases, the death of the patient.

     HEMOCLEANSE PATENTS

     HemoCleanse has the following patent and patent applications which enhance our position.

     APPARATUS FOR WHOLE-BODY HYPERTHERMIA

     (U.S. Patent Application filed January, 1995)

     This application focuses on the use of a specialized, precipitated calcium phosphate sorbent suspension and the specific composition of that suspension for use in whole-body hyperthermia.

     DEVICE AND METHOD FOR EXTRACORPOREAL BLOOD TREATMENT

     (Issued January 1994)

     This patent gives broad coverage of the BioLogic-DT System, its sorbent systems, and its method of treating blood. It is the cornerstone of the technology covering all features of the present and future BioLogic-DT System machines. From it evolves the system's ease of use, enhanced biocompatibility and simplified mechanical and disposable design features.

     We also rely upon copyright, trademarks and unpatented trade secrets. We can't assure you that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the our trade secrets or disclose our technology.

7.7  MANUFACTURING AND DISTRIBUTION

     We have obtained the manufacturing rights for the ThermoChem-HT and disposables from HemoCleanse in our license agreement. Upon FDA clearance, we will have Biocontrol manufacture the device at a manufacturing facility. This manufacturing facility has recently completed an audit which resulted in ISO 9001 approval, the international standard, for both its Pennsylvania manufacturing and product development facilities, together with certification to EN 46001/09.96, which shows conformance with the European Medical Device Directives ("MDD") for medical products, certificate number SY 981000201.

     The ThermoChem-SB and related disposables, will be manufactured by HemoCleanse. HemoCleanse has been ISO 9001 certified. The ThermoChem-SB and disposables and the ThermoChem-HT and disposables will be submitted for CE marking upon completion. Effective June 1998, all medical devices in the European Economic Community ("EEC") require the CE Mark.

7.8  CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

     Biocontrol, our largest shareholder and a publicly traded company on the OTC Bulletin Board under the symbol "BICO," currently owns 99.1% of our outstanding stock. Even if this offering is completely sold, Biocontrol will still hold a majority of our outstanding stock and will therefore be in a position to cast a significant vote for all of our directors, and thereby all officers. We have entered into an agreement with Biocontrol to limit the amount of our stock it may sell to 10% of Biocontrol's issued and outstanding IDT stock until our promissory note due to Biocontrol is paid in full or until June 21, 2002, whichever occurs first.

     Under another agreement between us and Biocontrol, they have the exclusive right to manufacture the ThermoChem-HT used in the ThermoChem system.

     Glenn Keeling, our CEO and director, is also an employee and director of Biocontrol. Because Mr. Keeling devotes a majority of his time to our operations, we are charged by Biocontrol for 76.9% of his salary and benefits received from Biocontrol. We pay Fred E. Cooper, Chief Executive Officer of Biocontrol, $90,000 per year for consulting work.

     We share office space with Biocontrol in an office condominium owned by Diasense, Inc., which is a Pennsylvania company and also a subsidiary of Biocontrol. Biocontrol pays Diasense rent for the space we use. We currently reimburse Biocontrol for the rent and other general and administrative expenses paid by Biocontrol on our behalf through the use of intercompany accounts.

     We also have made a significant investment in HemoCleanse amounting to owning 8.08% of their common stock as discussed above in connection with our joint venture and in Note F to our financial statements.

     In 1998 we established a subsidiary, Infectious Disease Treatment of Florida. At this time its only asset if 67,533 shares of HemoCleanse stock. Mr. Keeling, our CEO, is our subsidiary's officer and director.

     AFFILIATION WITH BIOCONTROL

     Since 1992, our parent company, Biocontrol, has funded our development. In June 1999 and in connection with the execution and delivery of a Note to Biocontrol, we entered into a Lock-Up Agreement with Biocontrol under which Biocontrol has agreed not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose, directly or indirectly, more than 10% of the shares per year of our stock owned by Biocontrol or enter any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership more than 10% of the shares in any one year. Biocontrol's commitment to limit sales of the shares owned by Biocontrol continues throughout the three year period of the Note.

     In 1998, we entered into an agreement with Biocontrol under which Biocontrol agreed to help us complete development of the ThermoChem-HT. Biocontrol will manufacture the product for us under the agreement. We in turn assigned design authority over the product to Biocontrol and provided data necessary for manufacturing the product. We also agreed to assume the costs of clinical and other testing, and made Biocontrol the exclusive manufacturer of the product.

7.9  GOVERNMENT REGULATIONS

     Our products are subject to extensive regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies. The FDA has broad regulatory powers with respect to preclinical and clinical testing of new medical products and the manufacturing, marketing and advertising of medical products. The products may also be subject to various domestic and foreign safety standards.

     The FDA requires that all medical devices introduced to the market be preceded either by a premarket notification clearance order or a Section 510(k) approval of the Federal Food, Drug and Cosmetic Act. A 510(k) notification clearance order indicates FDA agreement with an applicant's determination that the product for which clearance has been sought is substantially equivalent to medical devices that were on the market prior to 1976 or have subsequently received clearance. A premarket approval application indicates that the FDA has determined that the device has been proven, through the submission of clinical trial data and manufacturing quality assurance information, to be safe and effective for its labeled indications.

     The FDA will require the ThermoChem system, ThermoChem-HT, and related disposables to undergo an approval process, either by 510(k) notification or premarket approval. HemoCleanse has received FDA approval of its Form 510(k) notification in connection with the use of the BioLogic-DT model, which is used in drug detoxification procedures. The 510(k) Notification process, intended to be a shorter, less complex FDA procedure than a full Pre-Market Approval process, may not be available for the ThermoChem System, which is used in the PISH project, or the ThermoChem-HT. We intend to hold discussions with the FDA regarding the number of patients who must be treated with the ThermoChem model before the FDA will accept an application to market the ThermoChem System or the ThermoChem-HT in the U.S. We believe that the federal government will place a priority on development of new drugs and procedures for treatment of HIV and AIDS. Because of this, we believe that our FDA application, in whatever form, may receive expedited review. If either a Pre-Market Approval application or a 510(k) Notification is approved by the FDA, it would allow us, through the license agreement, to market the ThermoChem device and related disposables.

     In December 1994, the FDA approved our request to expand the PISH studies. The FDA approved and recommended additional trials of 30 to 40 persons divided into three to four groups of ten each: one group to be treated with 107.6 DEG.F PISH for one hour, with the same treatment four days later; one group to be treated at 104 DEG.F PISH, with the same treatment four days later; one control group, with no PISH treatment; and, at the FDA's suggestion, one group to be treated at 104 DEG.F PISH for one hour, to be followed by a second PISH treatment at 107.6 DEG.F four days later. We conducted those trials on thirty persons during 1995, and based on the success of those trials, applied for FDA approval to conduct additional trials. In December 1995, the FDA approved additional trials for sixty persons with one treatment at 107.6 DEG.F for one hour, with a second treatment four days later at 107.6 DEG.F for two hours. The FDA approved this study to be conducted at a combination of three sites: St. Elizabeth Hospital Medical Center, Lafayette, IN; UCLA, Los Angeles, CA; and the University of Texas, Galveston, TX.

     Any research projects involving the use of human beings must receive Institutional Review Board (IRB) approval before testing can begin. The FDA's approval letter allows the new trials to begin once we obtained IRB approval from the hospitals where the trials will be conducted. IRB approval was received from St. Elizabeth Hospital in West Lafayette, Indiana. Subsequent to FDA approval, the FDA approved a substitute site, a major hospital in Miami, Florida, where we obtained IRB approval in January 1997. We decided that the University of Texas in Galveston would be a more suitable site for us to conduct a cancer trial. The Miami hospital was therefore substituted for the University of Texas as the third site for the HIV trial.

     Although the federal government has publicly stated that experimental drugs and procedures in connection with the treatment of HIV will receive priority treatment, we cannot ensure that any future 510(k) Notifications, Pre-Market Approval applications, or Investigational Device Exceptions will obtain FDA approval. Without FDA approval, the ThermoChem System cannot be used or marketed in the United States. Without the ability to market in the United States, the value of our potential product will greatly diminish.

8.   MANAGEMENT

8.1  DIRECTORS AND EXECUTIVE OFFICERS

     Our executive officers and directors are as follows:

NAME                                                     AGE      POSITION(S)
---------------------------------------------------      ---      ---------------------------------------------------
Glenn Keeling......................................          48   Chief Executive Officer, Interim Chief Financial
                                                                  Officer and Director
Stephen P. Tomasovic, Ph.D.........................          52   Director
Corklin R. Steinhart, M.D., Ph.D...................          50   Director
John Unitas........................................          64   Director
James McGuire......................................          49   Director

     GLENN KEELING is the Chief Executive Officer and Interim Chief Financial Officer, a director and is our founder. Mr. Keeling has been an employee of Biocontrol in the position of Vice President of Marketing and Manager of New Product Development since 1992. He has also served as a Director of Biocontrol since 1991 and Diasensor Com. since April 1999. Pursuant to an agreement between us and Biocontrol, we are charged by Biocontrol for Mr. Keeling's time. Prior to joining Biocontrol, Mr. Keeling was co-owner of Commercial Funding Corp. an equipment leasing company from 1991 to 1992. From 1976 to 1991 Mr. Keeling was employed by Equitable Financial Management, a regional equipment leasing company where he became Vice President responsible for new business development. Prior to Equitable Financial Management, Mr. Keeling was marketing representative for R/C W.V.P., a regional electrical manufacturing representative. Prior to R/C W.V.P., Mr. Keeling served in the US Army, from which he was honorably discharged.

     STEPHEN P. TOMASOVIC, PH.D. is one of our directors. Dr. Tomasovic is employed by the University of Texas in its M.D. Anderson Cancer Center as its Associate Vice President for Educational Programs in the Office of the Senior Vice President and Chief Academic Officer. He is a professor in the Department of Cancer Biology and the Graduate School of Biomedical Sciences at the University of Texas. Dr. Tomasovic is a graduate of Oregon State University (B.S. 1969, M.S. 1973). He earned a Ph.D. from Colorado State University in Radiation Biology and Cell and Molecular Biology (1977). Dr. Tomasovic has served in various capacities researching molecular, cell and hyperthermia biology among other related areas with the Anderson Cancer Center, Colorado State University, and the University of Utah Medical Center. He also served in the United States Army from 1969 to 1971. Dr. Tomasovic has been appointed to numerous academic, professional and administrative positions, has served on national and international committees and has published numerous articles and presented papers on cancer research and hyperthermia treatment among other subjects.

     CORKLIN R. STEINHART, M.D., PH.D. is one of our directors. Dr. Steinhart is a consultant for General Medical Industries, Inc. and is engaged in the private practice of medicine in Miami, Florida specializing in the treatment of HIV/AIDS. He is a graduate of Bucknell University (B.S. 1969, M.S. 1970), earned a Ph.D. in Cardiophysiology from The Johns Hopkins University (1981), and an M.D. from the University of South Florida College of Medicine (1986). Dr. Steinhart has also served in various capacities related to HIV/AIDS treatment at several HIV/AIDS treatment and training centers, and has conducted research in the area at the University of South Florida College of Medicine, State University of New York at Buffalo, and the Millard Fillmore Hospital, Buffalo, New York. In addition, he has received numerous research grants from Ortho-Biotech, The Campbell Foundation, Agouron, Merck and Co., Abbott Laboratories, Bristol-Myers Squibb, and the National Institute of Health. Dr. Steinhart has also been appointed to academic, professional and administrative positions, has lectured and has been published on numerous occasions in the area HIV/AIDS and hyperthermia treatment among many other areas.

     JOHN UNITAS is one of our directors. Mr. Unitas is currently employed by Matco Electronics in Baltimore, Maryland as a Vice President. Mr. Unitas has worked for Matco Electronics, Inc. since 1990. Prior to Matco, Mr. Unitas was self-employed. Mr. Unitas has also served as a spokesman for Merck & Co., Inc. in support of early testing for prostate cancer. Previously, Mr. Unitas was a quarterback for the Baltimore Colts and San Diego Chargers of the National Football League, and is a member of the National Football League Hall of Fame in Canton, Ohio.

     JAMES MCGUIRE is one of our directors. Mr. McGuire is currently employed by Biocontrol as a Manager of New Product Development and has been with Biocontrol since 1994. Prior to his employment with Biocontrol, Mr. McGuire was the Chief Executive Officer of Barnacle Ban Corporation, a manufacturer of marine paint and a subsidiary of Biocontrol.

     All of the directors are reimbursed for any expenses incurred in connection with their attendance at meetings. None of the directors receives any fees as a result of his membership on the board; however Drs. Tomasovic and Steinhart and Mr. Unitas each will receive a warrant to purchase 5000 shares of our stock at $.10 per share per month for each month that they serve on our board of directors from April 15, 1999 through April 15, 2000.

8.2  MEDICAL ADVISORY BOARD

     Our Medical and Scientific Advisory Board consists of the following professionals. Currently, none of them receives a fee for serving on the advisory board, but they are reimbursed for expenses incurred.

     CORKLIN R. STEINHART, M.D., PH.D., a director of our company, is also on our Medical Advisory Board.

     MILTON B. YATVIN, PH.D., is a professor in the Radiation & Thermal Biology Division, Department of Radiation Oncology at Oregon Health Sciences University in Portland, Oregon.

     STEPHEN R. ASH, M.D., F.A.C.P., is the Chairman of the Board and Director of Research and Development of HemoCleanse, our joint-venture partner located in West Lafayette, Indiana.

     MARSHALL W. ASHBY, M.D., is a practicing physician at the Northwest Hospital and Miners Hospital in Spangler, Pennsylvania, and has served in several capacities in the area of transplantation, among many others, over the last 40 years.

     The advisory board assists us in assessing and designing technology and conducting clinical trials. They do not have final authority to make decisions ordinarily reserved for officers and directors.

8.3  COMPENSATION

     Our only significant employee at this time is Glenn Keeling. Mr. Keeling coordinates our efforts with clinical hospitals and their medical staff, along with a team of medical advisers who are compensated as consultants to conduct business. He is also a director of Biocontrol, our parent company. The majority of his time is devoted to us. His salary of $250,000 is paid by Biocontrol and is charged to us.

9.   PRINCIPAL STOCKHOLDERS

     As of June 30, 1999, there were 10,087,500 shares of our common stock issued and outstanding. Ten million of those shares of stock are held by Biocontrol. The remaining 87,500 shares are held by purchasers of stock in our private placement.

     The table sets forth the percentage of the total number of shares of common stock outstanding as of June 30, 1999 which would be owned by each named person or group upon the exercise of all of the warrants held by a person or group together with common stock currently owned.

                                          AMOUNT AND NATURE
                                            OF BENEFICIAL                  AMOUNT AND NATURE
                                           OWNERSHIP PRIOR                   OF BENEFICIAL
NAME OF                                        TO THE                       OWNERSHIP AFTER
BENEFICIAL OWNER                             OFFERING(1)      PERCENTAGE    THE OFFERING(1)    PERCENTAGE
----------------------------------------  -----------------   ----------   -----------------   ----------
Biocontrol..............................     10,000,000         68.66%        10,000,000         60.38%(4)(5)
Glenn Keeling...........................        750,000(2)       5.14%(4)        750,000(2)       4.52%(4)
All directors and executive officers as
  a group (4) persons)..................        870,000(3)                       870,000
                                          (Keeling,
                                          Steinhart,
                                          Tomasovic,
                                          and Unitas)

------------------------

(1) Each shareholder has the sole power to vote and dispose of all of the shares of common stock listed opposite his name. Biocontrol is our parent company and while it has and will continue to hold a majority of the stock, even after this offering, Biocontrol's voting control of our stock is limited.

(2) Includes currently exercisable warrants to purchase 500,000 shares of stock at $.10 per share until September 1, 1999; and warrants to purchase 250,000 shares at $.10 per share until May 19, 2002.

(3) Includes currently exercisable warrants to purchase 795,000 shares of stock at $0.10 per share which expire between September 1, 1999 and July 12, 2004. Includes currently exercisable warrants to purchase 10,000 shares of stock at $2.00 per share which expire between November 15,1999 and September 13, 2000. Includes currently exercisable warrants to purchase 65,000 shares of stock at $1.00 per share which expire between July 10, 2001 and March 18, 2004.

(4) The percentages reflect the percentage of outstanding shares held assuming the exercise of all of the warrants in the class.

10.  DESCRIPTION OF THE SECURITIES

     COMMON STOCK

     We are authorized to issue 80 million shares of common stock. All outstanding shares of our common stock including stock to be issued to warrant holders will be fully paid and nonassessable. Each share of common stock will be equal to all others with respect to liquidation rights and dividend rights and there are no preemptive rights to purchase any additional shares of common stock. Stockholders are entitled to one vote per share on all matters submitted to a vote, but are not entitled to accumulate their votes in the election of directors. In the event of liquidation, dissolution or winding up, our stockholders are entitled to receive on a pro rata basis all our assets remaining after satisfaction of all liabilities.

11.  STOCK ELIGIBLE FOR FUTURE SALE

11.1 IN GENERAL

     When this offering is completed, assuming that all of the stock offered and stock underlying warrants are issued and including 135,000 shares of stock issued to directors plus 87,500 shares of stock issued to investors in the company's 1995 private placement, the company will have 16,742,500 shares of common stock outstanding. Of these shares, the 2,000,000 shares of common stock offered in this prospectus to public investors will be freely tradable without restriction or registration under the Securities Act by persons who are not affiliated with us. Although Biocontrol will be the majority owner of our stock even if all shares of this offering are sold, we have entered into an agreement with Biocontrol to limit the amount of our stock it may sell to 10% of its issued and outstanding IDT stock until our promissory note due to Biocontrol is paid in full or until June 21, 2002, whichever occurs first.

11.2 SALES OF RESTRICTED SECURITIES

     Of the restricted securities, shares of our common stock owned by current stockholders will be eligible for sale to the public market beginning 90 days after the date of this prospectus. Common stock acquired by warrant holders and current stockholders will be eligible for sale in the public market under Rule 701 of the Securities Act beginning ninety days after the date of this prospectus. In addition, stock subject to the warrant provisions will become eligible for sale in the public market at various times in the future.

     Under Rule 144, a person who has beneficially owned restricted securities for at least one year, including persons who are affiliated with us, is entitled to sell within any three month period that amount of stock that does not exceed the greater of one percent of the number of shares of stock then outstanding, or the average weekly trading volume of the stock during the four calendar weeks preceding the filing of a Form 144 covering the sale. In our case, one percent would equal 120,875 shares upon completion of the offering. The rule also restricts the way in which a restricted securities holder may sell his or her stock. In addition, that person is subject to notice requirements and to the availability of current public information about our company. The person who has not been an affiliate of ours at any time during a ninety day period prior to a sale of the restricted stock and who has owned the stock for at least two years would also be entitled to sell the stock under Rule 144(k) without regard to the requirements of notice and percentage limitations described above. The rule also provides that affiliates who are selling stock and who are not owners of restricted shares must also comply with the same restrictions applicable to the restricted shares with the exception of the holding period requirement.

     Rule 701 provides that common stock acquired after the exercise of warrants outstanding prior to this offering and common stock issued under written compensation plans or contracts may be resold by persons other than affiliates beginning ninety days after the date of this prospectus. The sales would be subject to some of the restrictions of Rule 144. Under Rule 701, the stock could be sold beginning ninety days after the date of this prospectus subject to all of the provisions of Rule 144 except its one year minimum holding period requirement.

11.3 EFFECTS ON MARKET FOR STOCK

     Prior to this offering, there had been no public market for our common stock and no predictions can be made of the effect, if any, that the sale or availability for sale of our stock will have on the market price. Sales of substantial amounts of restricted shares in a public market, or the reception that the sales of restricted shares could occur, could materially and adversely affect the market price of our stock and could impair our ability to raise capital in the future through an offering of stock or other securities.

12.  SELLING STOCKHOLDERS, INCLUDING WARRANT HOLDERS

     We are also registering stock for people who own restricted stock and warrants to purchase stock at prices ranging from $.10 to $2.00 per share. The stock was purchased in a private offering during 1995. We granted the warrants to people who helped us or provided services. The warrants give each holder the right to purchase a certain number of shares of our stock at a certain price. As shown in the notes to the table below, the warrants expire at different times, usually five years after they were granted. The warrants have different exercise prices, which match the prices assigned to our stock at the time the warrants were granted. Some of the stockholders, noted in the table below, are our current or former officers, directors or employees of us or our affiliates. For warrant holders, the table shows the number of shares of stock that underlie the warrants owned by each person listed. In order to determine the percentage ownership, we assumed that the warrants were exercised, which would increase the amount of our outstanding stock. We made that assumption only to compute the possible percentage of ownership, since we don't know when or if any of the warrants will be exercised.

                                                              NUMBER OF SHARES OF STOCK      NUMBER OF
                                                                                          SHARES OF STOCK
                                                                 OR STOCK UNDERLYING      COVERED BY THIS
                                                              WARRANTS OWNED AS OF JUNE     PROSPECTUS
                                                                      30, 1999            ---------------    PERCENT OF
                                                             ---------------------------      RESALE       OWNERSHIP AFTER
NAME OF OWNER                                                  NUMBER      PERCENT(1)        SHARES(2)       OFFERING(3)
-----------------------------------------------------------  ----------  ---------------  ---------------  ---------------
WARRANT HOLDERS
Ashby, Marshall(4).........................................      10,000             *            10,000               0
Clupper, Mark(5)...........................................     110,000             1           110,000               0
Cooper, Fred E.(6).........................................   1,000,000             9         1,000,000               0
Fausset, Michael(7)........................................     225,000             2           225,000               0
Feola, T.J. and Lori(8)....................................     750,000             7           750,000               0
Fleming, Ronald(9).........................................      30,000             *            30,000               0
Gingrich, Carole(10).......................................      10,000             *            10,000               0
Grose, Rebecca(11).........................................      55,000             *            55,000               0
Hamilton, Thomas(12).......................................     100,000             1           100,000               0
Keeling, Gary(13)..........................................     250,000             2           250,000               0
Keeling, Glenn and Carol(14)...............................     750,000             7           750,000               0
Loggie, Brian W.(15).......................................      30,000             *            30,000               0
Peyton, Richard(16)........................................      50,000             *            50,000               0
Purdy, David L.(17)........................................     750,000             7           750,000               0
Rainier, J. Bradford(18)...................................      60,000             *            60,000               0
Staudenmeier, David(19)....................................     200,000             2           200,000               0
Steinhart, Corklin(20).....................................      25,000             *            25,000               0
Tomasovic, Stephen(21).....................................      80,000             *            80,000               0
Unitas, John(22)...........................................      15,000             *            15,000               0
Yatvin, Milton(23).........................................      20,000             *            20,000               0
Total......................................................   4,520,000            30         4,520,000

------------------------

Notes:

(1) Percentage of ownership of each individual or entity shown when compared to the total number of shares of common stock outstanding as of June 30, 1999. An asterisk indicates that the percentage of ownership is less than 1%.

(2) These shares are included in this prospectus on behalf of the stockholders and warrant holders.

(3) Percentage of ownership of each individual or entity shown assuming all stock offered in this prospectus is sold, when compared to the total number of shares of stock outstanding as of June 30, 1999. An asterisk indicates that the percentage of ownership is less than 1%.

(4) Dr. Ashby, a member of our Medical Advisory Board, owns warrants to purchase 10,000 shares of stock at $0.10 per share until April 9, 2002.

(5) Mr. Clupper owns warrants to purchase 30,000 shares of stock at $1.00 per share until April 14, 2003 and 80,000 shares of stock at $0.10 per share until July 10, 2001.

(6) Mr. Cooper, an officer and director of Biocontrol and other affiliates, owns warrants to purchase 500,000 shares of stock at $0.10 per share until September 1, 1999 and 500,000 shares at $0.10 per share until May 19, 2002.

(7) Mr. Fausset owns warrants to purchase 25,000 shares of stock at $1.00 per share until November 1, 2001, 50,000 shares of stock at $0.10 per share until May 19, 2002, and 150,000 shares of stock at $0.10 per share until July 10, 2001.

(8) Mr. Feola, an officer and director of Biocontrol and other affiliates, along with his wife, owns warrants to purchase 250,000 shares of stock at $0.10 per share until September 1, 1999 and 500,000 shares of stock at $0.10 per share until May 19, 2002.

(9) Mr. Fleming owns warrants to purchase 30,000 shares of stock at $0.10 per share until April 9, 2004.

(10) Ms. Gingrich owns warrants to purchase 10,000 shares of stock at $0.10 per share until April 9, 2004.

(11) Ms. Grose, a former employee, owns warrants to purchase 25,000 shares of stock at $1.00 per share until March 5, 2002 and 30,000 share of stock at $0.10 per share until May 19, 2002.

(12) Mr. Hamilton, a former Biocontrol employee, owns warrants to purchase 25,000 shares of stock at $1.00 per share until November 1, 2001 and 75,000 shares of stock at $0.10 per share until July 10, 2001.

(13) Mr. Keeling, a former Biocontrol employee and brother of Glenn Keeling, our CEO, owns warrants to purchase 250,000 shares of stock at $0.10 per share until May 19, 2002.

(14) Mr. Keeling, our CEO, along with his wife, owns warrants to purchase 500,000 shares of stock at $0.10 per share until September 1, 1999 and 250,000 shares of stock at $0.10 per share until May 19, 2002.

(15) Mr. Loggie owns warrants to purchase 30,000 shares of stock at $0.10 per share until April 19, 2004.

(16) Mr. Peyton owns warrants to purchase 50,000 shares of stock at $0.10 per share until July 10, 2001.

(17) Mr. Purdy, an officer and director of Biocontrol and other affiliates, owns warrants to purchase 250,000 shares of stock at $0.10 per share until until September 1, 1999 and 500,000 shares of stock at $0.10 per share until May 19, 2002.

(18) Mr. Ranier owns warrants to purchase 40,000 shares of stock at $1.00 per share until May 8, 2003 and 20,000 shares of stock at $0.10 per share until April 9, 2004.

(19) Mr. Staudenmaier, a Biocontrol employee, owns warrants to purchase 200,000 shares of stock at $0.10 per share until May 19, 2002.

(20) Dr. Steinhart, one of our directors and a member of our Medical Advisory Board, owns warrants to purchase 5,000 shares of stock at $2.00 per share until September 13, 2000, 5,000 shares of stock at $2.00 per share until November 15, 1999 and 15,000 shares of stock at $0.10 per share until July 12, 2004.

(21) Dr. Tomasovic, one of our directors, owns warrants to purchase stock as follows:

       5,000 shares of stock at $1.00 per share until March 1, 2003 5,000 shares of stock at $1.00 per share until April 1, 2003 5,000 shares of stock at $1.00 per share until May 1, 2003
       5,000 shares of stock at $1.00 per share until June 1, 2003 5,000 shares of stock at $1.00 per share until July 10, 2001 5,000 shares of stock at $1.00 per share until August 3, 2003 5,000 shares of stock at $1.00 per share until September 1, 2003 30,000 shares of stock at $1.00 per share until March 18, 2004 15,000 shares of stock at $0.10 per share until July 12, 2004.

(22) Mr. Unitas, one of our directors, owns warrants to purchase 15,000 shares of stock at $0.10 per share until July 12, 2004.

(23) Dr. Yatvin, a member of our Medical Advisory Board, owns warrants to purchase 10,000 shares of stock at $2.00 per share until September 13, 2000 and 10,000 shares of stock at $0.10 per share until April 9, 2004.

13.  PLAN OF DISTRIBUTION

13.1 PURCHASE OF STOCK

     There is no underwriter offering the securities. In order to purchase our stock through this offering, you must complete and execute the Subscription Agreement which accompanies this prospectus and return it, together with payment in full of the purchase price for all of the stock you are purchasing, to us no later than December 31, 1999. This date may be extended in our sole discretion. If you decide to invest, please mail a check or money order in full payment for the stock to be purchased, accompanied by a completed and signed Subscription Agreement to the following address:

                                   IDT, Inc.
                             2275 Swallow Hill Road
                                 Building 2500
                                   2nd Floor
                              Pittsburgh, PA 15220

13.2 ACCEPTANCE OF SUBSCRIPTIONS

     If we accept a Subscription Agreement and payment for the stock, we intend to deposit the investor's funds directly into our general corporate account for immediate use. (See "Use of Proceeds") Upon sale of the stock, we will issue a certificate to you.

     Any Subscription Agreement for stock is subject to possible rejection by us, as well as possible withdrawal, cancellation or modification of the offering. No stock is valid unless and until the Subscription Statement is accepted by us.

13.3 BEST EFFORTS, NO MINIMUM BASIS

     We are selling our stock on a best efforts, no minimum basis, through our officers and directors. No commissions will be paid for sales by the officers or directors. All proceeds will be immediately sent to us regardless of how few shares are sold; no funds will be escrowed and no funds will be returned to subscribers regardless of how few shares are sold. We may, in our sole discretion, pay commissions to brokers of up to 10% as permitted by state and federal laws, and only to those persons authorized to receive commissions pursuant to those laws.

13.4 DETERMINATION OF OFFERING PRICE

     The initial offering price has been arbitrarily determined solely by our management, and bears no relationship whatsoever to our assets, earnings, book value or any other objective standard of value. No formula was used in the computation, although we did consider our financial condition, the nature and illiquidity of the stock and the risks of not meeting our objectives. This offering price should not be considered as indication of the actual value of our securities.

14.  LEGAL PROCEEDINGS

     We are not currently involved in any material litigation. In early 1998, IDT, along with other affiliates of Biocontrol, were served with subpoenas from the U.S. Justice Department which requested the submission of documents. We, along with Biocontrol and its other affiliates, have produced the documents. No charges have been made against any entity, and we cannot determine the impact of this matter at this time.

     The Pennsylvania Securities Commission is conducting a private investigation of Biocontrol in connection with the sale of its securities. Biocontrol has cooperated with and provided information to the Pennsylvania Securities Commission in connection with the private investigation. As the investigation is not yet complete, there can be no estimate or evaluation of the likelihood of an unfavorable outcome in this matter or the range of possible loss, if any.

     Several class action lawsuits have been filed against Biocontrol and its subsidiaries and certain of their directors, all of which have been consolidated into a single action. The suit alleges various violations of the securities laws on behalf of a class of plaintiffs who purchased common stock of Biocontrol between April 25, 1995 and February 26, 1996. Management believes that no securities violation has occurred, and they intend to strongly defend the action. At this time it is not possible to predict the outcome of the litigation or to estimate the potential damages arising from the claims, since the number of class members, and the volume and pricing of shares traded, are unknown. We cannot say for certain whether this or any related litigation will not have an effect on the price of or market for our stock.

15.  LEGAL MATTERS

     Meyer, Unkovic & Scott LLP, Pittsburgh, Pennsylvania, will pass upon the validity of the stock issued by us.

16.  EXPERTS

     Our financial statements ending December 31, 1997 and December 31, 1998 and for each of the years for the three year period ending December 31, 1998 have been audited by Thompson Dugan, PC and are included in this registration statement in reliance on the report of Thompson Dugan, PC, independent certified public accountants, and upon the authority of that firm as experts in auditing and accounting.

17.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except as set forth in this Registration Statement, we have no provisions for indemnification of our officers, directors or control persons. Glenn Keeling, the Chief Executive Officer and a director, has an employment contract which includes indemnification provisions and which indemnifies him to the extent permitted by law. IDT and our parent company, Biocontrol Technology, Inc., are incorporated under the Pennsylvania Business Corporation Law of 1998.
Section 1741 of that law, in general, provides that an officer or director shall be indemnified against reasonable and necessary expenses incurred in the successful defense of any action by reason of the fact that he or she serves as a representative of IDT. Mr. Keeling may be indemnified in other cases if he has acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of IDT, and if he had no reason to believe that his conduct was unlawful. However, no indemnification is permitted when the person has been adjudged liable for recklessness or misconduct in the performance of his duties to IDT, unless otherwise permitted by a court of competent jurisdiction.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons, we have been informed that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of that issue.

18.  ADDITIONAL INFORMATION

     We have filed our registration with the U.S. Securities and Exchange Commission in Washington, D.C. and, as appropriate, with the securities administrators of the states in which the offering is being made. You are encouraged to seek further information about us and the industry, and to examine corporate documents and ask questions of our management. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the full text of those contract or other document and each those statement is qualified in all respects by those reference.

     We intend to be registered as a reporting company under Section12(g) of the Securities Exchange Act of 1934. Following the conclusion of each fiscal year, stockholders will receive an annual report, including a balance sheet, statements of operations, cash flows and changes in stockholders' equity and related footnotes. The financial statements contained in the annual report will be audited by our independent certified public accountants. Unaudited quarterly reports on operations also will be distributed to stockholders or made available through e-mail and/or the internet.

                               THOMPSON DUGAN, PC
                          CERTIFIED PUBLIC ACCOUNTANTS

                            ------------------------

                               Pinebridge Commons
                            1580 McLaughlin Run Rd.
                              Pittsburgh, PA 15241

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Independent Auditors' Report

Board of Directors
IDT, Inc.

     We have audited the accompanying consolidated balance sheets of IDT, Inc. (a development stage company) as of December 31, 1998 and 1997, and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1998, and for the period from October 23, 1992 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of IDT, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, and for the period from October 23, 1992 (inception) through December 31, 1998, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note B to the financial statements, the Company is in the development stage and has incurred losses from operations and negative cash flows from operations for each of the three years in the period ended December 31, 1998 and from October 23, 1992 (inception) through December 31, 1998, raising substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty, including adjustments relating to the recoverability and classification of recorded assets that might be necessary in the event the Company cannot continue to meet its financing requirements and achieve productive operations.

     In addition, as discussed in note B, the Company is dependent upon its parent, Biocontrol Technology, Inc. (BICO) to continue to perform and fund research, development and manufacturing activities of products for the Company. There has been and continues to be substantial doubt about BICO's ability to continue as a going concern due to their recurring losses from operations and negative cash flow. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

June 4, 1999

                                   IDT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                                                  DECEMBER     DECEMBER
                                                                     APRIL 30,       31,          31,
                                                                       1999         1998         1997
                                                                    -----------  -----------  -----------
                                                                    (UNAUDITED)
                                                 ASSETS
Current assets
  Cash and case equivalents (note A)..............................  $    42,603   $   1,291    $  18,666
  Inventory (note A)..............................................           --      64,515           --
  Notes receivable (note D).......................................           --          --       75,000
  Prepaid expenses................................................           --       4,533       11,426
                                                                    -----------  -----------  -----------
    Total current assets..........................................       42,603      70,339      105,092

Property and equipment--at cost (Note A)
  Machinery & Equipment...........................................       77,939     366,939      795,851
  Furniture and fixtures..........................................        2,698       2,698        2,698
                                                                    -----------  -----------  -----------
                                                                         80,637     369,637      798,549
  Less accumulated depreciation...................................       38,963     113,425      203,976
                                                                    -----------  -----------  -----------
                                                                         41,674     236,212      594,573
Other assets
  Notes receivable (notes D and F)................................           --     130,493           --
  Interest receivable (note F)....................................           --      16,593           --
  Deposit of equipment............................................           --          --      300,000
                                                                    -----------  -----------  -----------
                                                                             --     147,086      300,000
                                                                    -----------  -----------  -----------
TOTAL ASSETS......................................................  $    84,277   $ 453,637    $ 999,665
                                                                    -----------  -----------  -----------
                                                                    -----------  -----------  -----------

                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities
  Due to BICO.....................................................  $        --   $9,903,638   $9,038,439
  Accounts payable................................................       84,616     175,338        6,003
  Accrued payroll and withholdings................................           --      12,838           --
                                                                    -----------  -----------  -----------
    Total current liabilities.....................................       84,616  10,091,814    9,089,442

Long-Term Liabilities
  Note Payable--BICO..............................................   10,232,991          --           --

Commitments and Contingencies (note G)

Stockholders' equity (Deficiency)
  Common stock 80,000,000 shares of $.01 par value authorized issued and outstanding 10,087,500 at April 30, 1999, December
    31, 1998 and 1997.............................................      100,875     100,875      100,875
  Additional paid-in capital......................................       75,125      75,125       75,125
  Warrants........................................................      496,536     106,932       97,751
  Deficit accumulated during the development stage................  (10,905,866) (9,921,109)  (8,363,528)
                                                                    -----------  -----------  -----------
                                                                    (10,233,330) (9,638,177)  (8,089,777)
                                                                    -----------  -----------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)...........  $    84,277   $ 453,637    $ 999,665
                                                                    -----------  -----------  -----------
                                                                    -----------  -----------  -----------

         The accompanying notes are an integral part of this statement.

                                   IDT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           FROM OCTOBER     FROM OCTOBER
                              FOR THE FOUR MONTHS                                            23, 1992         23, 1992
                                     ENDED                                                  (INCEPTION)      (INCEPTION)
                            ------------------------       YEAR ENDED DECEMBER 31,            THROUGH       THROUGH APRIL
                             APRIL 30,    APRIL 30,   ----------------------------------   DECEMBER 31,          30,
                               1999         1998         1998        1997        1996          1998             1999
                            -----------  -----------  ----------  ----------  ----------  ---------------  ---------------
                            (UNAUDITED)  (UNAUDITED)                                                         (UNAUDITED)
Research and development
  expenses (note A).......   $ 693,248    $  88,256   $  266,533  $  326,138  $  656,630    $ 4,593,934      $ 5,287,182

General and administrative
  expenses................     291,509      199,152    1,352,920     718,577     723,841      5,389,047        5,680,556

Interest income...........          --           --      (61,872)         --          --        (61,872)         (61,872)
                            -----------  -----------  ----------  ----------  ----------  ---------------  ---------------
  Net Loss................   $(984,757)   $(287,408)  $(1,557,581) $(1,044,715) $(1,380,471)   $ 9,921,109)   $10,905,866)
                            -----------  -----------  ----------  ----------  ----------  ---------------  ---------------
                            -----------  -----------  ----------  ----------  ----------  ---------------  ---------------
  Net loss per common
    share (note A)........   $   (0.09)   $   (0.03)  $    (0.15) $    (0.10) $    (0.14)   $     (0.98)     $     (1.08)
                            -----------  -----------  ----------  ----------  ----------  ---------------  ---------------
                            -----------  -----------  ----------  ----------  ----------  ---------------  ---------------

         The accompanying notes are an integral part of this statement.

                                   IDT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             FROM OCTOBER     FROM OCTOBER
                                                                                               23, 1992         23, 1992
                                                                                              (INCEPTION)      (INCEPTION)
                                                       FOR THE YEARS ENDED DECEMBER 31,         THROUGH       THROUGH APRIL
                                                     -------------------------------------   DECEMBER 31,          30,
                              1999         1998         1998         1997         1996           1998             1999
                           -----------  -----------  -----------  -----------  -----------  ---------------  ---------------
                           (UNAUDITED)  (UNAUDITED)                                                            (UNAUDITED)
Cash flows from operating
  activities:
  Net loss...............   $(984,757)   $(287,408)  $(1,557,581) $(1,044,715) $(1,380,471)   $(9,921,109)    $ (10,905,866)
  Adjustments to
    reconcile net loss to
    net cash used by
    operating activities:
    Depreciation.........      17,538       36,690        41,315       93,925       48,119        245,290           262,828
    Warrants issued for
      services...........     389,604           --         9,181       58,961                     106,932           496,536
    Loss on disposal of
      assets.............     177,000           --        29,405           --           --        (29,405           206,405
    (Increase) decrease
      in inventory.......      64,515           --       (64,515)          --           --        (64,515)               --
    (Increase) decrease
      in prepaid
      expenses...........       4,533       (1,681)        6,893         (354)      (6,172)        (4,533)               --
    Increase (decrease)
      in accounts
      payable............     (49,845)      (2,542)      169,335       (9,925)     (24,902)       175,338           125,493
    Increase (decrease)
      in accrued payroll
      and withholdings...     (12,838)          --        12,838           (7)           7         12,838                --
    Impairment Loss......     106,209           --            --           --           --             --           106,209
                           -----------  -----------  -----------  -----------  -----------  ---------------  ---------------
      Net cash used in
        operating
        activities.......    (288,041)    (254,941)   (1,353,129)    (902,115)  (1,363,419)    (9,420.354)       (9,708,395)

Cash flows from investing
  activities:
  Proceeds from sale of
    equipment............          --           --         4,000           --           --          4,000             4,000
  Purchase of property
    and equipment........          --       (2,390)       (5,359)    (325,816)    (293,840)      (803,908)         (803,908)
  (Increase) in notes
    receivable...........          --      (75,000)     (166,493)     (75,000)          --       (241,493)         (241,493)
  (Increase) in interest
    receivable...........          --           --       (16,593)          --           --        (16,593)          (16,593)
  Reduction of notes
    receivable...........          --           --       700,000           --           --        700,000           700,000
  Deposits on
    equipment............          --           --            --     (300,000)          --       (300,000)         (300,000)
                           -----------  -----------  -----------  -----------  -----------  ---------------  ---------------
      Net cash used in
        investing
        activities.......          --      (77,390)      515,555     (700,816)    (293,840)      (657,994)         (657,994)

Cash flows from financing
  activities:
  Advances from BICO.....     329,353      371,980       820,199    1,612,578    1,664,093      9,903,639        10,232,992
  Proceeds from issuance
    of common stock......          --           --            --           --           --        175,000           175,000
  Proceeds from issuance
    of common stock to
    BICO.................          --           --            --           --           --          1,000             1,000
                           -----------  -----------  -----------  -----------  -----------  ---------------  ---------------
      Net cash provided
        by financing
        activities.......     329,353      371,980       820,199    1,612,578    1,664,093     10,079,639        10,408,992
                           -----------  -----------  -----------  -----------  -----------  ---------------  ---------------
      Net increase
        (decrease) in
        cash and cash
        equivalents......      41,312       39,649       (17,375)       9,647        6,834          1,291            42,603
      Cash and cash
        equivalents at
        beginning of
        period...........       1,291       18,666        18,666        9,019        2,185             --                --
                           -----------  -----------  -----------  -----------  -----------  ---------------  ---------------
      Cash and cash
        equivalents at
        end of period....   $  42,603    $  58,315   $     1,291  $    18,666  $     9,019    $     1,291     $      42,603
                           -----------  -----------  -----------  -----------  -----------  ---------------  ---------------
                           -----------  -----------  -----------  -----------  -----------  ---------------  ---------------

         The accompanying notes are an integral part of this statement.

                                   IDT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

       FOR THE PERIOD OCTOBER 23, 1992 (INCEPTION) THROUGH APRIL 30, 1999

                                                                                   DEFICIT
                                                            -----------------------------------------------------
                                                                                     ACCUMULATED       TOTAL
                                         COMMON STOCK       ADDITIONAL               DURING THE    STOCKHOLDERS'
                                     ---------------------    PAID-IN                DEVELOPMENT       EQUITY
                                       SHARES     AMOUNT      CAPITAL    WARRANTS       STAGE        (DEFICIT)
                                     ----------  ---------  -----------  ---------  -------------  --------------
October 23, 1992 sale of stock ($
  par) to BICO.....................  $    1,000  $   1,000   $      --   $      --   $        --    $      1,000
    Net loss--1992.................          --         --          --          --      (182,743)       (182,743)
                                     ----------  ---------  -----------  ---------  -------------  --------------
Balances at Dec. 31, 1992..........       1,000      1,000          --          --      (182,743)       (181,743)
    Net loss--1993.................          --         --          --          --    (1,086,939)     (1,086,939)
                                     ----------  ---------  -----------  ---------  -------------  --------------
Balances at Dec. 31, 1993..........       1,000      1,000                            (1,269,682)     (1,268,682)

January 31, 1994, 10,000 for 1
  stock split and adjustment of par
  value to $.01....................   9,999,000     99,000     (99,000)         --            --              --
    Warrants issued................          --         --          --      38,790            --          38,790
    Net loss--1994.................          --         --          --          --    (1,614,733)     (1,614,733)
                                     ----------  ---------  -----------  ---------  -------------  --------------
Balances at Dec. 31, 1994..........  10,000,000    100,000     (99,000)     38,790    (2,884,415)     (2,844,625)

Private Placement at $2 per
  share............................      87,500        875     174,125          --            --         175,000
    Net loss--1995.................          --         --          --          --    (3,053,927)     (3,053,927)
                                     ----------  ---------  -----------  ---------  -------------  --------------
Balances at Dec. 31, 1995..........  10,087,500    100,875      75,125      38,790    (5,938,342)     (5,723,552)
    Net loss--1996.................          --         --          --          --    (1,380.471)     (1,380,471
                                     ----------  ---------  -----------  ---------  -------------  --------------
Balances at Dec. 31, 1996..........  10,087,500    100,875      75,125      38,790    (7,318,813)     (7,104,023)
    Warrants issues................          --         --          --      58,961            --          58,961
    Net loss--1997.................          --         --          --          --    (1,044,715)     (1,044,715)
                                     ----------  ---------  -----------  ---------  -------------  --------------
Balances at Dec. 31, 1997..........  10,087,500    100,875      75,125      97,751    (8,363,528)     (8,089,777)
    Warrants issued................          --         --          --       9,181            --           9,181
    Net Loss--1998.................          --         --          --          --    (1,557,581)     (1,557,581)
                                     ----------  ---------  -----------  ---------  -------------  --------------
Balances at Dec. 31, 1998..........  10,087,500    100,875      75,125     106,932    (9,921,109)     (9,638,177)
    Warrants issued................          --         --          --     389,604            --         389,604
    Net Loss--Four months ended
      4/30/99......................          --         --          --          --      (984,757)       (984,757)
                                     ----------  ---------  -----------  ---------  -------------  --------------
Balances at April 30, 1999.........  10,087,500    100,875      75,125     496,536   (10,905,866)    (10,233,330)
                                     ----------  ---------  -----------  ---------  -------------  --------------
                                     ----------  ---------  -----------  ---------  -------------  --------------

         The accompanying notes are an integral part of this statement. Information for the four months ended April 30, 1999, is unaudited.

                                   IDT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                DECEMBER 31, 1998, 1997, 1996 AND APRIL 30, 1999
      (INFORMATION FOR THE FOUR MONTHS ENDED APRIL 30, 1999 IS UNAUDITED)

NOTE A-- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
       POLICIES

1.   ORGANIZATION

     IDT, Inc. (the Company) was incorporated in the Commonwealth of Pennsylvania on October 23, 1992 as a wholly owned subsidiary of Biocontrol Technology, Inc. (BICO) and is included as a consolidated subsidiary for BICO's financial reporting purposes. BICO owned approximately 99.1% of the stock of the Company at December 31, 1998 and April 30, 1999. The Company is developing a medical treatment system to facilitate hyperthermia therapy for use in the treatment of certain types of cancer. If successfully developed, the system and associated equipment and disposable supplies will be marketed either directly or through distributors to hospitals both domestically and internationally.

     The consolidated financial statements include the accounts of Infectious Disease Treatment Corporation (a Florida corporation) a 100% owned subsidiary of the Company as of December 31, 1998 and April 30, 1999. All significant intercompany accounts and transactions have been eliminated.

2.   CASH AND CASH EQUIVALENTS

     For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company places temporary cash deposits in financial institutions and such deposits may be in excess of the FDIC insurance limit.

3.   INVENTORY

     Inventories are stated at lower of cost or market using the first-in, first-out method. Inventory includes material for use in the manufacturing of medical equipment.

4.   PROPERTY AND EQUIPMENT

     Property and equipment are accounted for at cost and are depreciated over their estimated useful lives (37 years for property and 10 years for equipment) on a straight-line basis. The carrying value of property and equipment are reduced for impairment losses determined by management.

5.   INCOME TAXES

     As a subsidiary of BICO, the Company is one of several companies included in a consolidated Federal income tax return. Since becoming a part of this consolidated group, the Company and each of the other consolidated companies have never reported taxable income on a consolidated or individual basis. Any potential income tax benefits would be entirely reduced by valuation losses. Also, net operating loss carryovers could be reduced or eliminated by changes in ownership of the Company.

                                   IDT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1998, 1997, 1996 AND APRIL 30, 1999
      (INFORMATION FOR THE FOUR MONTHS ENDED APRIL 30, 1999 IS UNAUDITED)

NOTE A-- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
       POLICIES (CONTINUED)
6.   ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

7.   NET LOSS PER COMMON SHARE

     Net loss per common share is based on the weighted average number of common shares outstanding which amounted to 10,296,212, 10,087,500 and 10,087,500 for the years ended December 31, 1998, 1997 and 1996 respectively and 10,538,667 and 10,087,500 for the four month periods ended April 30, 1999 and 1998. Except for warrants issued during the period May 1, 1998, through April 30, 1999 (as discussed below)the loss per share does not include common stock equivalents since the effect would be anti-dilutive.

     Net loss per common share is based on the weighted average number of common shares outstanding and the number of common shares issuable on the exercise of 420,000 warrants issued during the period May 1, 1998 thru December 31, 1998 and 140,000 warrants issued during the four months ended April 30, 1999. The inclusion of the warrants for the period May 1, 1998 through April 30, 1999, in the loss per share calculation is required by the rules of the Securities and Exchange Commission relative to an initial registration statement which include the Company's financial statements through the period ended April 30, 1999. The weighted average number of common shares including the effect of the conversion of the warrants for the period from October 23, 1992 (inception) to December 31, 1998 amounted to 10,087,292 and for the period October 23, 1992 (inception) to April 30, 1999 amounted to 10,110,060.

8.   RESEARCH AND DEVELOPMENT

     All research and development costs incurred by the Company are charged to operations as incurred.

9.   INTERCOMPANY ACTIVITY

     Certain expenses are allocated by management between the Company, BICO and BICO's other subsidiaries. These expenses are reimbursed to the paying entity through the use of intercompany accounts, which accounts are also used to account for non-interest bearing cash advances between the companies.

                                   IDT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1998, 1997, 1996 AND APRIL 30, 1999
      (INFORMATION FOR THE FOUR MONTHS ENDED APRIL 30, 1999 IS UNAUDITED)

NOTE A-- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
       POLICIES (CONTINUED)
10.  COMMON STOCK WARRANTS

     The Company recognizes cost on warrants granted based upon the minimum value method. Under this method, the warrants are valued by reducing the current estimated fair value of the underlying stock by the present value of the exercise price discounted at an estimated risk-free interest rate of 5% and assuming no dividends.

11.  COMPREHENSIVE INCOME

     The Company's consolidated net income (loss) is substantially the same as comprehensive income required to be disclosed by Financial Accounting Standards Board Statement No. 130.

NOTE B--OPERATIONS

     The Company is in the development stage, and accordingly, it has presented cumulative information on results of operations, cash flows, and changes in stockholders' equity since inception.

     The Company is developing a medical treatment system and is conducting FDA approved clinical trials on that system. The medical treatment system being developed is a specialized method for administering whole-body and regional hyperthermia, including extracorporeal blood heating and sorbent-based detoxification, as an antiviral and antineoplasm protocol. The risks and uncertainties that may affect the Company's operations, performance, research and development, and results of the business include the following: additional delays in research, development and FDA marketing approval; the uncertainty of additional funding for future operations and capital needs; dependence on a single technology; continued operating losses; and uncertainty of future profitability.

     The Company has incurred significant losses and negative cash flows from operations from inception through April 30, 1999 and has a significant accumulated deficit as of April 30, 1999 raising substantial doubt about its ability to continue as a going concern. The Company has financed its losses and its research and development program, primarily by advances from its parent company, BICO. The Company intends to raise additional capital through a public offering of its common stock. However, it may continue to be dependent on BICO for advances to meet its short term cash requirements. Management believes that its available cash resources, including funds it reasonably expects to raise through its securities offering and advances from BICO will be sufficient to fund its operations through April 30, 2000.

     As discussed above, BICO has funded the Company's operations through April 30, 1999. Although management believes that it can raise capital through a public offering of its common stock, the Company may continue to require funding from BICO and continue to be economically dependent on BICO. However, BICO has also experienced, and continues to experience, substantial losses and financial difficulties of its own. The consolidated financial statements for

                                   IDT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1998, 1997, 1996 AND APRIL 30, 1999
      (INFORMATION FOR THE FOUR MONTHS ENDED APRIL 30, 1999 IS UNAUDITED)

NOTE B--OPERATIONS (CONTINUED)
     BICO for the year ended December 31, 1998 included disclosures which referred to the existence of substantial doubt about BICO's ability to continue as a going concern. BICO had a net loss for the three month period ended March 31, 1999 of $4,255,245 (unaudited) and for the fiscal year ended December 31, 1998 of $22,402,644.

     As of December 31, 1998, and March 31, 1999, BICO's accumulated deficit was $143,101,880 and $147,357,125 (unaudited) respectively.

     In the past, BICO has financed its own operations from proceeds generated from private and public sales of its securities, the issuance of debt in the form of convertible debentures, from funds paid by other subsidiaries to BICO for research and development and from intercompany advances from other BICO subsidiaries. The failure of BICO to continue to exist as a going concern would have a material adverse effect on the Company's business and ability to continue operations.

NOTE C--RELATED PARTY TRANSACTIONS

1.   INTERCOMPANY ADVANCES

     For the years ended December 31, 1998, 1997 and 1996, net intercompany charges and advances by BICO to the Company were $820,199, $1,612,578 and $1,664,093 respectively. For the four month period ended April 30, 1999 such items totaled $329,353. Total intercompany charges and advances by BICO to the Company have accumulated $10,232,992 since the Company's inception, October 23, 1992 through April 30, 1999. On April 30, 1999 the intercompany amounts due to BICO were converted to a long-term note payable (see Note D).

2.   AGREEMENT WITH BICO

     In 1998, the Company entered into an Agreement with BICO under which BICO agreed to help the Company complete development on the ThermoChem-HT product and to manufacture the product for the Company. Under the Agreement, The Company in turn assigned design authority over the product to BICO and provided data necessary for completing the product. The Company also agreed to assume the costs of clinical and other testing, and made BICO the exclusive manufacturer of the product. The two companies also agreed on procedures for the sale and marketing of the ThermoChem-HT.

3.   SALE OF INVENTORY TO BICO

     In 1999, the Company sold BICO its inventory to be used in manufacturing. The transaction was conducted at the Company's cost for the inventory and was offset by a reduction in the Company's intercompany liability to BICO.

                                   IDT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1998, 1997, 1996 AND APRIL 30, 1999
      (INFORMATION FOR THE FOUR MONTHS ENDED APRIL 30, 1999 IS UNAUDITED)

NOTE C--RELATED PARTY TRANSACTIONS (CONTINUED)
4.   COMMON EMPLOYEES WITH BICO

     The Company's Chief Executive Officer and Chairman of the Board of Directors, Glenn Keeling, is employed by BICO, the Company's parent and primary shareholder. Mr. Keeling's salary and benefits are paid by BICO and allocated 76.92% to the Company for reimbursement.

     BICO's Chief Executive Officer and a member of its board of directors, Fred
     E. Cooper is an employee of the Company.

NOTE D--NOTES RECEIVABLE

     Notes receivable consisted of the following:

                                                                       DECEMBER 31, 1998  DECEMBER 31, 1997
                                                                       -----------------  -----------------
Note receivable from HemoCleanse, Inc.,
  Payable without interest on demand.................................               0             75,000
Note receivable from HemoCleanse, Inc.,
  Payable on demand after December 31, 2002 with interest accrued at
  a rate of 20% per annum............................................         130,493                  0
                                                                             --------           --------
                                                                          $   130,493        $    75,000
                                                                             --------           --------
                                                                             --------           --------

     In April 1999, the above notes receivable were converted common stock of HemoCleanse, Inc. (Note F).

NOTE E--NOTE PAYABLE--BICO

     On April 30, 1999 the Company's intercompany payable to BICO was converted to a promissory note. The note's total principal plus interest, accrued at a rate of 6% per annum, is payable on May 1, 2002.

NOTE F--INVESTMENT IN HEMOCLEANSE, INC.

     In April, 1999 the Company converted a note receivable with associated accrued interest into common stock of HemoCleanse, Inc., who is participating in the development and commercialization of the process and technology to administer perfusion-induced hyperthermia (See Notes D and F). In return for the reduction of $130,493 in notes receivable, $16,593 of interest receivable and $40,877 of accounts payable, the Company received 67,533 shares of HemoCleanse common stock. The total cost of the investment, $106,209, was charged off as an impairment loss due to the speculative nature of the investment and the HemoCleanse financial position, which shows a net deficiency in assets.

     In 1994, 1995 and 1996 the Company also acquired shares of HemoCleanse through conversion of cash advances. These investments were also charged to operations with no value recognized on

                                   IDT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1998, 1997, 1996 AND APRIL 30, 1999
      (INFORMATION FOR THE FOUR MONTHS ENDED APRIL 30, 1999 IS UNAUDITED)

NOTE F--INVESTMENT IN HEMOCLEANSE, INC. (CONTINUED) the Hemocleanse investment. Total HemoCleanse shares owned by the Company as of April 30, 1999 account for approximately 8.5% of total HemoCleanse stock outstanding on that date.

NOTE G--COMMITMENTS AND CONTINGENCIES

1.   LICENSE, AGREEMENT WITH HEMOCLEANSE

     To facilitate development and commercialization of the process and technology to administer perfusion-induced hyperthermia the Company entered into a joint venture with Hemocleanse, Inc., an Indiana company, which designs, manufacturers and markets medical devices and disposables for treatment of blood outside the body. HemoCleanse's technology, the BioLogic-DT, is based on chemical sorbents that remove selected toxins from the blood while balancing blood chemistries. The BioLogic-DT which is a combination detoxifier/blood delivery system was approved by the FDA in 1994 as a detoxifier for treatment of drug overdose.

     The Company entered into a License Agreement with HemoCleanse, dated July 21, 1993 giving the Company the exclusive world-wide right to market the ThermoChem System-TM- and its disposables. In return, the Company agreed to pay a non-refundable license fee of $500,000 in addition to paying out-of-pocket product development expenses, including patent expenses and insurance.

     The License Agreement was amended in 1998 to give the Company: (i) a reduction in the transfer pricing of the ThermoChem-SB-TM- machines and treatment kits; (ii) exclusive manufacturing rights for the ThermoChem-HT-TM- and treatment kits; and (iii) elimination of the Annual Minimums. In return, the Company paid HemoCleanse a $700,000 license fee and will pay a six percent (6%) royalty on all sales of hyperthermia products (after costs of goods sold) not purchased from HemoCleanse.

2.   LICENSE AGREEMENT WITH WAKE FOREST

     By a License Agreement with Wake Forest University School of Medicine, the Company was granted the exclusive, worldwide right to use and practice a method owned by Wake Forest of heated perfusion of chemotherapy drug in the treatment of intraperitoneal and other cancers, which utilizes the ThermoChem-HT System-TM- or a related system. The term of the License Agreement is seven years. While Wake Forest agreed, in the License Agreement, that it will not grant any other similar license, it reserved its right to use and practice the method licensed to IDT. In exchange, the Company agreed to issue 50,000 shares of its common stock to Wake Forest for each PMA or 510(k), or equivalent thereof, for which FDA approval is received for the method licensed by Wake Forest or use of the System in its method. In addition, the Company is to pay Wake Forest a six percent (6%) royalty of net sales until the termination of the License Agreement or as long as Wake Forest utilizes the System for its method, whichever is longer.

                                   IDT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1998, 1997, 1996 AND APRIL 30, 1999
      (INFORMATION FOR THE FOUR MONTHS ENDED APRIL 30, 1999 IS UNAUDITED)

NOTE G--COMMITMENTS AND CONTINGENCIES (CONTINUED)
3.   LITIGATION

     Several class action lawsuits have been filed against the Company's parent, BICO, and its subsidiaries and certain of their directors, all of which have been consolidated into a single action. The suit alleges various violations of federal securities laws on behalf of a class of plaintiffs who purchased common stock of BICO between April 25, 1995 and February 26, 1996, at which time the value of BICO's stock dropped as a result of an unfavorable recommendation of a Panel Review convened by the United States Food and Drug Administration with respect to a certain medical device owned by Diasense (another BICO subsidiary) and manufactured by BICO. The Company has engaged in voluntary mediation in order to explore whether settlement is an option. As a result of the mediation, the plaintiffs agreed to a "standstill" period, which has now expired; however, no further activity has been conducted by the plaintiffs to move the case forward. Management believes that no federal securities violation has occurred, and they intend to strongly defend the action. At this time it is not possible to predict the outcome of the litigation or to estimate the potential damages arising from the claims, since the number of class members, and the volume and pricing of shares traded, are unknown.

     During April 1998, BICO and its subsidiaries were served with subpoenas by the U.S. Attorneys' office for the U.S. District Court for the Western District of Pennsylvania. The subpoenas requested certain corporate, financial and scientific documents from BICO and its subsidiaries. The Company has provided documents in response to such requests.

4.   PENNSYLVANIA SECURITIES COMMISSION

     The Pennsylvania Securities Commission is conducting a private investigation of BICO in connection with the sale of securities. BICO has cooperated with and provided information to the Pennsylvania Securities Commission in connection with the private investigation. As the Commission's investigation is not yet complete, there can be no estimate or evaluation of the likelihood of an unfavorable outcome in this matter or the range of possible loss, if any.

NOTE H--STOCKHOLDERS EQUITY

     COMMON STOCK

     The initial capitalization of the Company on October 23, 1992, was from the sale of 1000 shares of $1 par value common stock to BICO. On January 31, 1994 the Company's common stock was split 10,000 for 1 and par value was adjusted to $.01. After the split BICO owned 10,000,000 shares.

     In 1995, an additional 87,500 shares of common stock were issued for $2 per share through a Private Placement.

                                   IDT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1998, 1997, 1996 AND APRIL 30, 1999
      (INFORMATION FOR THE FOUR MONTHS ENDED APRIL 30, 1999 IS UNAUDITED)

NOTE H--STOCKHOLDERS EQUITY (CONTINUED)
     RESTRICTION ON COMMON STOCK OWNED BY BICO

     Concurrent with the execution of the note payable to BICO (note E) the Company entered into an agreement with BICO regarding BICO's ability to sell or otherwise transfer shares of the Company's common stock. Under the terms of this agreement BICO agreed that, without the prior written consent of the Company, BICO would not, during the term of the note payable: (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, more than ten (10) percent of the shares, or (b) enter into any swap or other arrangement that transfers to another in whole or in part, any of the economic consequences of ownership of more than ten (10) percent of the shares.

     COMMON STOCK WARRANTS

     At December 31, 1998, the Company has reserved 4,335,000 shares of the Company's unissued common stock for warrants which were outstanding and exercisable. Of these, warrants on 4,055,000 shares were issued to directors, officers, and employees for meritorious service and warrants on 280,000 shares were issued to consultants and medical advisers. The per share exercise price for 4,135,000 shares is $.10, for 180,000 shares is $1.00 and for 20,000 shares is $2.00. In connection with these warrants, the Company recognized general and administrative expenses of $5,819 in 1998, $58,961 in 1997, and $38,790 in 1994. The Company also recognized $3,362 in research and development expenses in connection with warrants issued in 1998. The fiscal years in which warrants outstanding at December 31, 1998, expire are as follows:

WARRANT EXPIRATION YEAR                                                                    NUMBER OF SHARES
-----------------------------------------------------------------------------------------  -----------------
1999.....................................................................................       1,505,000
2000.....................................................................................          15,000
2001.....................................................................................         410,000
2002.....................................................................................       2,305,000
2003.....................................................................................         100,000
                                                                                           -----------------
                                                                                                4,335,000
                                                                                           -----------------
                                                                                           -----------------

     During March and April 1999 the Company granted warrants on 140,000 shares to consultants and medical advisors. Of these warrants, which all expire in 2004, there were 30,000 with an exercise price of $1 and 110,000 with a exercise price of $.10. The Company recognized $389,604 of research and development expenses in connection with these warrants granted in 1999.

                                   IDT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                DECEMBER 31, 1998, 1997, 1996 AND APRIL 30, 1999
      (INFORMATION FOR THE FOUR MONTHS ENDED APRIL 30, 1999 IS UNAUDITED)

NOTE H--STOCKHOLDERS EQUITY (CONTINUED)
     The following is a summary of warrant transactions,

                                              APRIL 30,
                                                1999       1998       1997       1996       1995       1994
                                              ---------  ---------  ---------  ---------  ---------  ---------
Outstanding beginning of year...............  4,335,000  3,875,000  1,570,000  1,520,000  1,505,000          0
Granted during the year.....................    140,000    460,000  2,305,000     50,000     15,000  1,505,000
Canceled during the year....................          0          0          0          0          0          0
Exercised during the year...................          0          0          0          0          0          0
                                              ---------  ---------  ---------  ---------  ---------  ---------
Outstanding, and eligible for exercise......  4,475,000  4,335,000  3,875,000  1,570,000  1,520,000  1,505,000
                                              ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------

NOTE I--SUPPLEMENT CASH FLOW INFORMATION

     The Company's financing activities included the following noncash transactions.

     1. During 1998 a deposit of $300,000 on future equipment purchases was converted to a note receivable.

     2. During 1998, $289,000 of funds initially paid for the purchase of equipment were converted to a note receivable when the equipment purchase was cancelled.

     3. In 1999, intercompany amounts payable to BICO were converted to a long-term obligation totaling $10,232,991.

     There have been no payments for interest or income taxes since the inception of the Company on October 23, 1992 through April 30, 1998.

NOTE J--YEAR 2000 ISSUE

     The Company is currently working to resolve the potential impact of the Year 2000 on the processing of date-sensitive information. The Year 2000 Issue is the result of computer programs being written using two digits (rather than four) to define the applicable year. Programs which are susceptible to problems after December 31, 1999 are those which recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. Based upon a review of its own internal programs and software, the Company currently believes that the Year 2000 will not pose significant operational problems to its information systems, because such systems are already compliant or will be made compliant with minor adjustments. The Company is also conducting an investigation of its major suppliers, vendors and other parties to determine their respective plans for the Year 2000 compliance. The Company's current estimates indicate that the costs of addressing potential problems are not expected to have a material impact upon the Company's financial position, results of operations or cash flows in future periods. There can be no assurance, however, that modifications to information systems which impact the Company and which are required to remediate year 2000 issues will be made on a timely basis and that they will not adversely affect the Company's systems or operations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NO ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary of the Offering...................................................    4

Risk Factors..............................................................    6

Use of Proceeds...........................................................   12

Capitalization............................................................   13

Dilution..................................................................   14

Management's Discussion and Analysis......................................   15

Our Company...............................................................   17

Our Management............................................................   30

Principal Stockholders....................................................   32

Description of Securities.................................................   33

Stock Eligible for Future Sale............................................   33

Selling Stockholders, Including Warrant Holders...........................   35

Plan of Distribution......................................................   38

Legal Proceedings.........................................................   39

Legal Matters.............................................................   39

Experts...................................................................   39

Indemnification of Directors and Officers.................................   39

Additional Information....................................................   40

Financial Statements......................................................  F-1

                                          SHARES

                                   IDT, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                  AUGUST 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an estimate of expenses incurred in connection with the issuance and distribution of the securities described in the prospectus other than underwriting discounts and commissions:

Registration fees..................................................  $   4,000*
Printing...........................................................  $   5,000
Legal fees.........................................................  $  50,000
Accounting fees....................................................  $  15,000
State filing fees..................................................  $  10,000
                                                                     ---------
    TOTAL..........................................................  $  84,000
                                                                     ---------
                                                                     ---------

------------------------

  * Estimated for purposes of this filing.

UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, those indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against those liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by those director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether those indemnification by it is against public policy as express in the Securities Act and will be governed by the final adjudication of those issue.

UNREGISTERED SECURITIES ISSUED OR SOLD WITHIN ONE YEAR

     IDT, Inc. issued or sold             shares of common stock within one year
prior to filing this registration statement for an aggregate offering price of
$            to the following investors

     On May 8, 1998, we awarded Bradford J. Rainier a warrant to purchase 40,000 shares of IDT stock at $1.00 per share in consideration of consulting services.

     On July 10, 1998, we awarded Marc Clupper a warrant to purchase 80,000 shares of IDT stock at $0.10 per share in consideration of consulting services.

     On July 10, 1998, we awarded Michael Fausset, BSCP a warrant to purchase 150,000 shares of IDT stock at $0.10 per share in consideration of consulting services.

     On July 10, 1998, we awarded Tom Hamilton a warrant to purchase 75,000 shares of IDT stock at $0.10 per share in consideration of consulting services.

     On July 10, 1998, we awarded Richard Peyton a warrant to purchase 50,000 shares of IDT stock at $0.10 per share in consideration of consulting services.

     Between May 1, 1998 and March 18, 1999, we awarded Stephen Tomasovic, Ph.D. 55,000 shares of IDT stock at $1.00 per share in consideration of consulting services.

     On April 9, 1999 we awarded Marshall W. Ashby, M.D. a warrant to purchase 10,000 shares of IDT stock at $0.10 per share in consideration of service on our Medical Advisory Board. Dr. Ashby's term on our Medical Advisory Board is due to expire on April 9, 2000.

     On April 9, 1999 we awarded Milton Yatvin, Ph.D. a warrant to purchase 10,000 shares of IDT stock at $0.10 per share in consideration of service on our Medical Advisory Board. Dr. Yatvin's term on our Medical Advisory Board is due to expire on April 9, 2000.

     On April 9, 1999, we awarded Ronald Fleming, Ph.D. a warrant to purchase 30,000 shares of IDT stock at $0.10 per share in consideration of consulting services.

     On April 9, 1999, we awarded Carole Gingrich a warrant to purchase 10,000 shares of IDT stock at $0.10 per share in consideration of consulting services.

     On April 9, 1999, we awarded Brian W. Loggie, MD a warrant to purchase 30,000 shares of IDT stock at $0.10 per share in consideration of consulting services.

     On April 9, 1999, we awarded Bradford J. Rainer a warrant to purchase 20,000 shares of IDT stock at $0.10 per share in consideration of consulting services.

     On April 14, 1999 we agreed to award a warrant to purchase 5000 shares of IDT stock at $.10 per share per month to Corklin Steinhart, M.D., Ph.D. in consideration of service on our board of directors from April 15, 1999 until April 15, 2000. The warrants will be issued at the end of each quarter.

     On April 14, 1999 we agreed to award a warrant to purchase 5000 shares of IDT stock at $.10 per share per month to Stephen P. Tomasovic, Ph.D. for service as a member of our board of directors for a period from April 15, 1999 to April 15, 2000. The warrants will be issued at the end of each quarter.

     On April 14, 1999 we agreed to award a warrant to purchase 5000 shares of IDT stock at $.10 per share per month to John Unitas for service as a member of our board of directors for a period from April 15, 1999 to April 15, 2000. The warrants will be issued at the end of each quarter.

     These sales were exempt from registration under Section 4(2) of the Securities Act.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Pittsburgh State of Pennsylvania, on August 16, 1999

                                IDT, INC.

                                By:              /s/ GLENN KEELING
                                     -----------------------------------------
                                                   Glenn Keeling
                                       CHIEF EXECUTIVE OFFICER, INTERIM CHIEF
                                          FINANCIAL OFFICER, AND DIRECTOR
                                IDT, Inc.
                                2275 Swallow Hill Road
                                Building 2500
                                2nd Floor
                                Pittsburgh, PA 15220
                                (412) 279-8715
                                (412) 279-1367

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

   /s/ STEPHEN P. TOMASOVIC
            PH.D.                                            Date: August 16,
------------------------------  Director                           1999
  Stephen P. Tomasovic Ph.D.

  /s/ CORKLIN R. STEINHART,
         M.D., PH.D.
------------------------------                               Date: August 16,
 Corklin R. Steinhart, M.D.,                                       1999
            Ph.D.

       /s/ JOHN UNITAS
------------------------------  Director                     Date: August 16,
         John Unitas                                               1999

      /s/ JAMES MCGUIRE
------------------------------  Director                     Date: August 16,
        James McGuire                                              1999

INDEX TO EXHIBITS

 3.1 Articles of Incorporation

 3.2 Bylaws of IDT, Inc.

 4.1 Form of Specimen stock certificate

 4.2 Form of warrant agreement

 4.3 Form of Subscription agreement

 5.1 Legal Opinion of Meyer, Unkovic & Scott, P.C.

10.1 Promissory Note with Biocontrol

10.2 Agreement with Biocontrol

10.3 License Agreement with Wake Forest University School of Medical

10.4 Research Agreement with Wake Forest School of Medicine

10.5 Agreement with Carotech LLC

10.6 License Agreement with Hemocleanse, Inc.

10.7 Consulting Agreements

10.8 Non-Governmental Pre-Clinical Study Agreements

10.9 Design and Engineering Agreement

10.10 Sponsored Laboratory Study Agreement

23.1 Consent of Thompson Dugan, Independent CPAs

23.2 Consent of Counsel (Included in 5.1 above)

24.1 Power of Attorney of Glenn Keeling (included under "Signatures")